Prospectus Supplement	Filed Pursuant to Rule 424(b)(5)
(To Prospectus Dated November 29, 2023)	Registration No. 333-275282

Up to $947,000

On March 19, 2024, we entered into an At-The-Market Issuance Sales Agreement (the “Sales Agreement”), with Ascendiant Capital Markets, LLC (the “Sales Agent”), relating to shares of our common stock. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock, par value $0.0001 per share, having an aggregate offering price of up to $947,000 from time to time through the Sales Agent, acting as sales agent, at our discretion, utilizing a prospectus supplement dated March 19, 2024 and accompanying base prospectus dated November 29, 2023.

The Listing Qualifications staff of the Nasdaq Capital Market (“Nasdaq”) is seeking delisting of our common stock, subject to an extension Nasdaq granted us until April 24, 2024 to regain compliance under the applicable Nasdaq listing rules. During this extension period, the Company’s Common Stock will continue to be listed on Nasdaq. Our shares of common stock are listed on Nasdaq under the symbol “ALLR.” Except as otherwise indicated herein, all information in this prospectus supplement, including the number of shares of common stock that will be outstanding after this offering, gives effect to the 1-for-35 reverse stock split effected on March 24, 2023 and the 1-for-40 reverse stock split effected on June 28, 2023 (collectively, the “Share Consolidations”).

As of the date of this prospectus supplement, the aggregate market value of our common stock held by non-affiliates of our public float was $2,558,297 based on a total number of 6,178,892 shares of common stock outstanding, of which 6,178,786 shares of common stock were held by non-affiliates, at a price of $0.46 per share, the closing sales price of our common stock on February 7, 2024, which is the highest closing price of our common stock on Nasdaq within the prior 60 days. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities, registered on the registration statement, of which this prospectus supplement is a part, in a public primary offering with a value exceeding $947,414 or one-third of the aggregate market value of our public float in any 12-month period so long as our public float remains below $75 million. We have not sold any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus supplement. In the event that, subsequent to the date of this prospectus, the aggregate market value of our outstanding common stock held by non-affiliates equals or exceeds $75 million, then the one-third limitation on sales set forth in General Instruction I.B.6 of Form S-3 shall not apply to additional sales made pursuant to this prospectus. In any event, we shall file a supplement to this prospectus supplement prior to increasing the amount of shares available for sale pursuant to the Sales Agreement.

Sales of our shares of common stock, if any, under this prospectus supplement and accompanying base prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Sales Agent is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on terms mutually agreed to by the Sales Agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to the Sales Agent for sales of common stock sold pursuant to the pursuant to the Sales Agreement will be an amount equal to 3.0% of the gross proceeds of any shares of common stock sold under the Sales Agreement. In connection with the sale of the common stock on our behalf, the Sales Agent may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Sales Agent may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Sales Agent with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission (“SEC”) rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus supplement and future filings. See the discussions in the section titled “Summary – Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED IN PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 19, 2024

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying base prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying base prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information contained in this prospectus supplement is accurate only as of the date on the front cover page of this prospectus supplement, or other earlier date stated in this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus supplement and the accompanying base prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying base prospectus, including the documents incorporated by reference, provides more general information about us. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying base prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information; Incorporation by Reference” on page S-15 of this prospectus supplement. These documents contain information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying base prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying base prospectus or any documents incorporated by reference, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying base prospectus and such documents incorporated by reference.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and in any free writing prospectuses we may provide to you in connection with this offering. We have not, and the placement agent has not, authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying base prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus supplement and the accompanying base prospectus outside the United States. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying base prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated, information contained in this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference, concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus supplement, the accompanying base prospectus and in our Quarterly Reports on Form 10-Q for the three, six and nine months ended March 31, 2023, June 30, 2023 and September 30, 2023, which are incorporated by reference into this prospectus supplement. These and other important factors could cause our future performance to differ materially from our assumptions and estimates. See section titled “Special Note Regarding Forward-Looking Statements.”

When we refer to “Allarity,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Allarity Therapeutics, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the securities being offered hereby.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Forward-looking statements provide current expectations or forecasts of future events. Forward-looking statements include statements about Allarity’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements speak only as of the date of this prospectus supplement and dates set forth in the accompanying base prospectus and the documents incorporated by reference herein and therein and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements are based upon information available to us as of the date of this prospectus supplement and the date of the accompanying base prospectus and the documents incorporated by reference herein and therein, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. In addition to factors identified under the section titled “Risk Factors” in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein, factors that may impact such forward-looking statements include:

●	our ability to continue as a going concern as addressed in the independent registered public accounting firm’s report on our audited financial statements for the year ended December 31, 2023;

●	our ability to secure immediate substantial funding for our operations, working capital and to pursue our clinical trials. If we are unable to raise capital when needed or on favorable terms, we could be forced to delay, reduce or terminate our operations, product development, other operations or commercialization efforts;

●	on January 26, 2024, we received a Termination Notice from Novartis due to a material breach of our license agreement. Accordingly, under the terms of the Agreement (i) we shall cease all development and commercialization activities with respect to all licensed products; (ii) all rights and licenses granted by Novartis to Allarity shall revert to Novartis; and all liabilities due to Novartis became immediately due and payable in the amount of USD $4,900,000 plus interest;

●	on December 8, 2023, James G. Cullem was terminated as our Chief Executive Officer for cause under his employment agreement. Mr. Cullem has indicated that his termination should be without cause. Any potential dispute with Mr. Cullem could result in substantial costs and be a distraction to our business;

●	our ability to meet Nasdaq continued listing standards. The listing of our shares of common stock on Nasdaq is contingent on our compliance with Nasdaq’s conditions for continued listing. We have a history of non-compliance and currently are not in compliance with the continued listing requirements. Pursuant to a Nasdaq letter dated July 14, 2023, the Company is subject to a panel monitor for a period of one year, which includes continued compliance with the stockholders’ equity requirement and other continued listing requirements. Failure to meet the stockholders’ equity requirement of $2,500,000 will result in immediate delisting, subject to the Company’s right to appeal. On October 27, 2023, we received notification from the Nasdaq Listing Qualifications staff that it intends to delist our Common Stock because the bid price of our Common Stock has closed at less than $1.00 per share over the previous 30 consecutive business days. On November 16, 2023, we received an additional notification indicating that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended September 30, 2023, did not satisfy the continued listing requirement under Nasdaq Listing Rule 5810(c)(3) which serves as an additional basis for delisting. On February 1, 2024, we attended a de-listing appeal hearing with Nasdaq, and on March 12, 2024, Nasdaq granted us with a formal extension until April 24, 2024 to regain compliance under Nasdaq Listing Rules 5550(a)(2) and 5550(b)(1) or any of the alternative requirements in Listing Rule 5550(b). During this extension period, the Company’s Common Stock will continue to be listed on Nasdaq. In the event our shares of common stock is no longer listed for trading on Nasdaq, our trading volume and share price may decrease, and you may have a difficult time selling your shares of common stock. In addition, we may experience difficulties in raising capital which would materially adversely affect our operations and financial results. Further, delisting from Nasdaq markets could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees;

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●	our ability to maintain effective internal control over financial reporting, disclosures and procedures. If we do not maintain effective internal controls, our ability to record, process and report financial information timely and accurately could be adversely affected and could result in a material misstatement in our financial statements, which could subject us to litigation or investigations, require management resources, increase our expenses, negatively affect investor confidence in our financial statements and adversely impact the trading price of our shares of common stock;

●	our plans to develop and commercialize the Company’s drug candidates;

●	our ability to generate any revenue or become profitable;

●	the impact of adjustments to our outstanding warrants because of future dilutive financings resulting in the decrease of exercise price and increase the number of shares of issuable under outstanding warrants, adjustment and exercise of such warrants would result in the material dilution of the percentage ownership of our stockholders and increase the number of shares of our common stock in the public markets. The perception that such sales could occur could cause our stock price to fall;

●	the initiation, cost, timing, progress and results of our current and future preclinical studies and clinical trials, as well as our research and development programs;

●	the impacts of the ongoing COVID-19 pandemic and related restrictions as they may related to our clinical trials;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

S-iv

●	the unknown consequences of a request for documents from the SEC;

●	the market price of our common stock has been and may continue to be volatile;

●	our ability to successfully acquire or in-license additional product candidates on reasonable terms;

●	our ability to maintain and establish collaborations or obtain additional funding;

●	our ability to obtain regulatory approval of its current and future drug candidates;

●	our expectations regarding the potential market size and the rate and degree of market acceptance of such drug candidates;

●	our expectations regarding our ability to fund operating expenses and capital expenditure requirements with our existing cash and cash equivalents, and future expenses and expenditures;

●	our ability to perform our contractual obligations we have under the transaction documents for financings relating to our Series A Preferred Stock and bridge loans;

●	our ability to enroll patients in our clinical trials, our clinical development activities;

●	our ability to retain key employees, consultants and advisors;

●	our ability to retain reliable third parties to perform the chemistry work associated with our drug discovery, preclinical activities and to conduct our preclinical studies and clinical trials in a satisfactory manner;

●	our ability to secure reliable on third party manufacturers to produce clinical and commercial supplies of API for our therapeutic candidates;

●	our ability to obtain, maintain, protect and enforce sufficient patent and other intellectual property rights for our therapeutic candidates and technology;

●	our anticipated strategies and our ability to manage our business operations effectively;

●	the impact of governmental laws and regulations;

●	the possibility that we may be adversely impacted by other economic, business, and/or competitive factors;

●	any future currency exchange and interest rates; and

●	other risks and uncertainties indicated in this report, including those set forth in the section titled “Risk Factors” as set forth in this report, which is incorporated herein by reference.

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These forward-looking statements are based on information available as of the date of this prospectus supplement, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. We do not assume any obligation to update any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND INDUSTRY DATA

This prospectus supplement and the accompanying base prospectus contain estimates, projections and other information concerning our industry, our business and the markets for our therapeutic candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and similar data set forth in this prospectus supplement and the accompanying base prospectus from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe our internal research is reliable, such research has not been verified by any third party.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus supplement, along with the accompanying base prospectus and information and documents incorporated by reference, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Reports on Form 10-Qs for the three, six and nine months ended March 31, 2023, June 30, 2023, and September 30, 2023, respectively, and any subsequent Current Reports on Form 8-K, and any other reports that we file after the date of this prospectus supplement.

Overview

Allarity is a clinical-stage, precision medicine pharmaceutical company actively advancing in-licensed oncology therapeutics for patients with difficult-to-treat cancers leveraging Allarity’s core technology, the Drug Response Predictor (DRP®) platform, to identify the patients most likely to derive clinical benefit from any individual therapeutic. In Q4, 2023, Allarity made significant changes to its business to align with current financial realities and to streamline the Allarity pipeline in order to focus resources on the clinical asset with the highest likelihood to create near and mid-term value, stenoparib. Other assets in the portfolio, namely dovitinib and Ixempra, have been terminated or deprioritized, respectively. Outlicensed assets, namely 2X-111, LiPlaCis and Irofulven, are being developed exclusively by partners in a variety of indications at the partner’s discretion with support from Allarity limited to the DRP® technology for each asset. Our DRP® technology has been broadly validated across an extensive array of therapies and tumor types with a high degree of accuracy for matching the right patient to the right drug. By identifying those patients who will and who will not respond to a cancer therapeutic, the DRP® companion diagnostics platform has the potential to transform cancer therapeutic development by isolating and enrolling only those patients most likely to receive benefit. As a consequence, clinical trials can be smaller and more efficient and can provide profound clinical outcomes, enabling an enhanced probability of clinical and regulatory success. Stenoparib (formerly known as E7449 or 2X-121) is a novel dual inhibitor of poly-ADP-ribose polymerase (PARP) as well as Tankyrases, enzymes critically important in the WNT pathway. Stenoparib is currently being explored in a phase 2 clinical study in patients with advanced, recurrent ovarian cancer who have been pre-selected for enrollment using the stenoparib DRP®. As per the press release from December 5, 2023, emerging clinical data from this trial in heavily pre-treated, advanced ovarian cancer patients show promising clinical benefit across all evaluable patients and include a patient with complete response (i.e. absence of active disease).

In 2023, Allarity seated two new independent directors to its board- Laura Benjamin, PhD and Joe Vazzano. Along with the Chairman of the board, Jerry McLaughlin, Dr. Benjamin and Mr. Vazzano took the decision to replace the CEO, Mr. James Cullen, with Thomas Jensen. Mr. Jensen serves as interim CEO and is a co-founder of Allarity. He has extensive experience not only with the DRP® platform but also with capital fund raising. Mr. Jensen is currently in the process of streamlining the organization and its finances to fuel the focused development of stenoparib in ovarian cancer.

Our Corporate Approach to Developing Novel Cancer Therapeutics using the DRP® Platform

Our focused approach to address major unmet needs in oncology leverages our management’s expertise in cancer drug discovery and development and in deploying Allarity’s proprietary DRP® platform to identify patients whose tumors have a particular gene expression signature that reflects high likelihood of drug sensitivity. As a result, we have created substantial intellectual property around the composition of matter for our in-licensed clinical assets. The foundations of our approach include:

●	The pursuit of clinical-stage assets: We strive to identify and pursue novel oncology therapeutic candidates that have advanced beyond Phase 1 clinical trials and are preferably Phase 2 to Phase 3 clinical stage assets. Accordingly, the assets we have acquired, and intend to acquire, have undergone prior clinical trials by other pharmaceutical companies. The clinical data from these programs helps us evaluate whether these candidates have shown anti-cancer activity that would support additional clinical trials in patients selected for clinical study using our DRP® platform. We have largely focused our acquisition/ in-licensing efforts on therapeutic candidates that have been the subject of prior clinical trials conducted by large pharmaceutical companies in unselected patient populations. Further we intend to select therapeutic candidates for which development can be enhanced using our drug-specific DRP® technology to advance in parallel with the therapeutic candidate in further clinical trials as a companion diagnostic.

●	Our proprietary DRP® companion diagnostics: We believe our proprietary and patented DRP® platform provides us with a substantial competitive advantage for clinical and regulatory success for each of the therapeutic candidates in our pipeline. Our DRP® companion diagnostic platform is a proprietary, predictive biomarker technology that employs complex systems biology and bio-analytics with a proprietary clinical relevance filter to bridge the gap between in vitro cancer cell responsiveness to a given therapeutic candidate and in vivo likelihood of actual patient benefit from that therapeutic candidate. The DRP® companion diagnostic platform has been validated using retrospective observational studies in 35 clinical trials that were conducted or sponsored by other companies. We intend to develop and validate a drug-specific DRP® biomarker for each and every therapeutic candidate in our portfolio that can be used as a companion diagnostic to select and treat patients most likely to respond to that therapeutic candidate. Although we are in the early stages of our companion diagnostic development and have not yet received a Pre-Marketing Authorization (PMA) from the U.S. Food and Drug Administration (FDA), our DRP® technology has been peer-reviewed by numerous publications and we have patented our DRP® platform for more than 70 anti-cancer drugs. While retrospective analyses of prior clinical trials guide the clinical development of our companion diagnostics, prospective clinical trials are typically required in order to receive a PMA from the FDA.

●	A precision oncology approach driven by our DRP® platform: Our focused strategy is to advance our pipeline of therapeutic candidates, in parallel with DRP® companion diagnostics, to bring these therapeutic candidates, once approved, to market and to patients. Our DRP® companion diagnostic platform provides a gene expression signature that we believe reveals whether a specific tumor in a specific patient is likely to respond to one of our therapeutic candidates and therefore can be used to identify those patients who are most likely to respond to a particular therapeutic treatment in order to guide therapy decisions and lead to better treatment outcomes. We believe our DRP® companion diagnostic platform may be used both to identify a susceptible patient population for inclusion in clinical trials during the drug development process (and to exclude the non-susceptible patient population), and further to select the optimal anti-cancer drug for individual patients in the treatment setting once an anti-cancer drug is approved and marketed. By including only patients that have tumors that we believe may respond to our therapeutic candidate, we believe our proprietary DRP® companion diagnostics platform has the potential to improve the overall clinical benefit in our clinical trials and thereby improving our chances for regulatory approval to market our therapeutic candidate, while potentially reducing the time, cost, and risk of clinical development.

While we have not yet successfully received regulatory or marketing approval for any of our therapeutic candidates or companion diagnostics, and while we believe that our approach has the potential to reduce the cost and time of drug development through the identification and selection of patient populations more likely to respond to therapy, our strategy involves risks and uncertainties that differ from other biotechnology companies that focus solely on new therapeutic candidates that do not have a history of clinical development. By utilizing our DRP® platform to generate a drug-specific companion diagnostic for each of our therapeutic candidates, we believe our therapeutic candidates have the potential to advance the goal of personalized medicine by selecting only the patients most likely to benefit from each of our therapeutic candidates. Moreover, this pre-selection excludes patients who are unlikely to get benefit from a specific therapy, allowing those patients to find more effective therapeutic options. As used in this report, statements regarding the use of our proprietary DRP® companion diagnostics or our proprietary DRP® platform or our observations that a therapeutic candidate may have anti-cancer or anti-tumor activity or is observed to be well tolerated in a patient population should not be construed to mean that we have resolved all issues of safety and/or efficacy for any of our therapeutic candidates or DRP® companion diagnostic. Issues of safety and efficacy for any therapeutic candidate or companion diagnostic may only be determined by the FDA or other applicable regulatory authorities in jurisdictions outside the United States.

Our Lead Clinical Asset, Stenoparib

Stenoparib is a novel inhibitor of the key DNA damage repair enzyme PARP. Distinct from other PARP inhibitors, stenoparib also inhibits Tankyrases, enzymes critically important in the WNT pathway- a pathway commonly activated in many different cancers that drives cancer cell survival and proliferation as well as invasion and metastasis. Stenoparib was formerly developed by Eisai, Inc. (Eisai) through Phase 1 clinical trials. We have in-licensed the intellectual property rights to develop, use and market stenoparib. Consequently, we must perform all of the obligations under these license agreements, including the payment to Esai pharmaceuticals of substantial development milestones and royalties on future sales in the event we receive marketing approval for stenoparib. If we fail to perform our obligations under our license agreement, we may lose the intellectual property rights to this therapeutic candidate, which would have a material adverse effect on our business. We are currently advancing a Phase 2 clinical trial of this therapeutic candidate for the treatment of ovarian cancer at trial sites in the U.S. and Europe together using the stenoparib-specific DRP® companion diagnostic for which the FDA has previously approved an Investigational Device Exemption (IDE) application to prospectively enroll patients onto clinical trial.

Corporate Information

Our former parent, Allarity Therapeutics A/S, was founded in Denmark in 2004 by our chief scientific officer, Steen Knudsen, Ph.D., and our Interim Chief Executive Officer, Director and Senior Vice President of Investor Relations, Thomas Jensen, both of whom were formerly academic researchers at the Technical University of Denmark working to advance novel bioinformatic and diagnostic approaches to improving cancer patient response to therapeutics. On May 20, 2021, we entered a Plan of Reorganization and Asset Purchase Agreement (the “Recapitalization Share Exchange”), between us, Allarity Acquisition Subsidiary, our wholly owned Delaware subsidiary (“Acquisition Sub”), and Allarity Therapeutics A/S, an Aktieselskab organized under the laws of Denmark. Pursuant to the terms of the Recapitalization Share Exchange, our Acquisition Sub acquired substantially all of the assets and liabilities of Allarity Therapeutics A/S in exchange for shares of our common stock on December 20, 2021, and our common stock began trading on the Nasdaq Global Market on that same day.

Our principal executive offices are located at 24 School Street, 2nd Floor, Boston, MA 02108 and our telephone number is (401) 426-4664. Our corporate website address is www.allarity.com. Information contained on or accessible through our website is not a part of this report, and the inclusion of our website address in this report is an inactive textual reference only.

Allarity and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this report are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this report are listed without the applicable ®,™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including presenting only the two most recent fiscal years of audited financial statements and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Recent Corporate Developments

Bridge Loans

On November 22, 2022, the Company entered into a Secured Note Purchase Agreement (the “Secured Note Purchase Agreement”) with 3i, LP (“3i”) for a bridge loan to extend the Company’s cash runaway beyond December 31, 2022, in order to provide the Company with more time to complete the process of amending its Certificate of Incorporation to increase it authorized share capital and proposed reverse stock split to facilitate additional capital investments (the “Bridge Loan”). Under the Secured Note Purchase Agreement, the Company has authorized the sale and issuance of three 3i Promissory Notes, with the first note in an aggregate principal amount of $350,000 to be issued at closing (which loan was received in November 2022); the second note in the principal amount of $1,666,640 to be issued at closing and which represents the payment of $1,666,640 due to 3i in Alternative Conversion Floor Amounts, as defined in the Certificate of Designations, that began to accrue on July 14, 2022; and the third note in an aggregate principal amount of $650,000 with respect to a new loan to be funded upon the Company filing a registration statement with SEC in connection with a registered offering. As of December 31, 2022, all of the notes have been issued and are outstanding. Each 3i Promissory Note matures on January 1, 2024, carries an interest rate of 5% per annum, and is secured by all of the Company’s assets pursuant to the Security Agreement. In addition, 3i may exchange the 3i Promissory Notes for the Company’s common stock, or other equity security, at an exchange price equal to the lowest price per share of the equity security sold to other purchasers, rounded down to the nearest whole share, if the Company concludes a future equity financing prior to the maturity date or other repayment of the 3i Promissory Notes. In addition, each 3i Promissory Note and interest earned thereon may be redeemed by the Company at its option or the holder may demand redemption if the Company obtains gross proceeds of at least $5,000,000 in a financing in an amount of up to 35% of the gross proceeds of the financing.

On January 18, 2024, we entered into a Securities Purchase Agreement with 3i, pursuant to which we issued and sold 3i a senior convertible promissory note in an aggregate principal amount of $440,000 due on January 18, 2025 (the “First Note,” and together with the Purchase Agreement, the “Transaction Documents”) for an aggregate purchase price of $400,000 representing an approximate 10% original issue discount. We agreed to use the net proceeds from the sale of the First Note for accounts payable and working capital purposes. Unless the Transaction Documents state otherwise, we may not prepay any portion of the principal amount of the First Note without the Purchaser’s prior written consent.

On February 13, 2024 (the “Second Closing”), the parties to the Purchase Agreement entered into a Limited Waiver Agreement (the “Waiver Agreement”) and agreed that the Second Closing can be consummated prior to the 30th calendar day following January 18, 2024. The parties to the Purchase Agreement further agreed to waive any rights or remedies that they may have under Section 2.3 of the Purchase Agreement, solely in connection with the Second Closing, including any rights of termination, defaults, amendment, acceleration or cancellation that be triggered under the Purchase Agreement solely as a result of accelerating the Second Closing. As of the Second Closing, we issued and sold to 3ia senior convertible promissory note in an aggregate principal amount of $440,000 due on February 13, 2025 (the “Second Note,” and together with the First Note dated January 18, 2024, and Purchase Agreement, the “Transaction Documents”) for an aggregate purchase price of $400,000, representing an approximately 10% original issue discount (the “Second Transaction”). We agreed to use the net proceeds from the sale of the Second Note for accounts payable and working capital purposes. Unless the Second Transaction Documents state otherwise, we may not prepay any portion of the principal amount of the Second Note without the Purchaser’s prior written consent.

On February 27, 2024, we and 3i entered into an Amendment to Senior Convertible Notes (the “Amendment”) to two senior convertible notes dated as of January 18, 2024 and February 13, 2024. We amended these two notes to clarify that 3i cannot convert, nor can we issue our shares of common stock, if such issuance would necessitate stockholder approval by our trading market or exceed 19.9% of the shares of common stock.

On March 14, 2024 (the “Subsequent Closing”), we issued and sold to 3i a senior convertible promissory note in an aggregate principal amount of $660,000 for an aggregate purchase price of $600,000, representing an approximately 10% original issue discount. We agreed to use the net proceeds from the sale of this note, among other things, for accounts payable and working capital purposes.

Termination of Chief Executive Officer

On December 8, 2023, James G. Cullem was terminated as our Chief Executive Officer for cause under his employment agreement. In addition, Mr. Cullem was also terminated from all other officer positions with the Company and all other positions with its subsidiaries. Mr. Cullem has indicated that his termination should be without cause. Under Mr. Cullem’s employment agreement, disputes are subject to mediation. Effective January 27, 2024, Mr. Cullem resigned as a director of the Company.

On December 8, 2023, Thomas Jensen, age 45, was appointed by the Company’s Board of Directors as Interim Chief Executive Officer to replace Mr. Cullem. Since July 2022, Mr. Jensen has served as Senior Vice President, Investor Relations and was previously the Company’s Senior Vice President, Information Technology since July 2021. Mr. Jensen has also served as Senior Vice President, Information Technology of Allarity Therapeutics A/S, the Company’s predecessor, since June 2020. Mr. Jensen previously served as the Chief Technology Officer of the Company’s predecessor from 2004 to June 2020. Mr. Jensen co-founded Allarity Therapeutics A/S in 2004. Mr. Jensen also established and currently leads our laboratories in Denmark. Mr. Jensen is a current member of the Company’s Board of Directors. There is no family relationship between Mr. Jensen and any director or executive officer of the Company. Prior to appointment as Chief Executive Officer, Mr. Jensen was paid consulting fees for his services to the Company. At this time, Mr. Jensen and the Company have not entered into any material plan, contract or arrangement related to his appointment as an officer.

Termination of Chief Medical Officer

On February 28, 2024, we terminated the employment of Marie Foegh, M.D., the Company’s Chief Medical Officer. Ms. Foegh’s last day of employment was February 29, 2024.

Novartis Termination Notice

On January 26, 2024, we received written notice from Novartis indicating their decision to terminate our Agreement based on material breach for lack of financial payment. The termination took effect on January 26, 2024.

Consulting Agreement

On November 21, 2023, the Company’s audit committee entered into a two month consulting agreement with Mr. Jeremy R. Graff, Ph.D. Dr. Graff has been in the Biotech/ Pharma industry for more than 25 years, garnering deep experience and expertise in the preclinical and clinical development of targeted, small and large molecule therapeutics as well as novel immunotherapeutics. His 16+ years of Big Pharma experience included numerous leadership roles of increasing responsibility. He also served as a key scientific advisor for Lilly Bioventures and the $6.5 billion acquisition of Imclone systems. He and his research groups have been responsible for delivering numerous novel therapeutics to, and through, the clinic- most notably Lilly’s Verzenio (a CDK4/6 inhibitor for breast cancer).

Pursuant to his consulting agreement, Dr. Graff will provide consulting and advisory services on Company’s research and development programs in the field of small molecule inhibitors and their use in the treatment of cancer.

Additional Issuances of Common Stock Upon Exercise of Certain Warrants

On December 5, 2023, we received exercise notices from holders of certain warrants pursuant to which we authorized (i) the issuance of 562,311 shares of Common Stock pursuant to exercise of common stock purchase warrants at $1.00 per share for $562,311 in cash, and (ii) the issuance of 500,000 shares of Common Stock pursuant to partial exercise of Exchange Warrant (as defined below) on a cashless exercise basis.

NASDAQ Delisting Notifications

On October 27, 2023, we received notification from Nasdaq Listing Qualifications staff that it has determined that the bid price of our Common Stock has closed at less than $1 per share over the previous 30 consecutive business days, and, as a result, does not comply with Listing Rule 5550(a)(2). Further, Nasdaq also noted that we effected a 1:35 reverse stock split on March 24, 2023, and a 1:40 reverse stock split on June 28, 2023. Because we effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, we will not be afforded a 180-calendar day period to demonstrate compliance with Listing Rule 5550(a)(2) pursuant to Listing Rule 5810(c)(3)(A)(iv). In that regard, unless the Company requested an appeal from such determination, trading of the Company’s Common Stock would have been suspended at the opening of business on November 7, 2023, and a Form 25-NSE would have been filed with the Securities and Exchange Commission which would have removed the Company’s Common Stock from listing and registration on Nasdaq.

The Company requested an appeal for such determination and was given a hearing date of February 1, 2024 (the “Panel Hearing”).

On November 16, 2023, we received an additional notification indicating that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended September 30, 2023, did not satisfy the continued listing requirement under Nasdaq Listing Rule 5810(c)(3) which serves as an additional basis for delisting. The Company intends to present its views with respect to this additional deficiency at the Panel Hearing.

In November 2023, we received correspondence from Nasdaq Regulatory Compliance seeking more information surrounding our determination that our April and July 2023 offerings were deemed “Public Offerings” within the meaning of Listing Rule IM5635-3 to avoid shareholder approval for such offerings. We provided our response to Nasdaq Regulatory Compliance’s questions. In addition, in In November 2023, we received additional correspondence from Nasdaq Regulatory Compliance seeking information in connection with the issuance of warrants in September 2023 pursuant to inducement letters sent to holders of public warrants issued in the April and July 2023 public offerings. We believe that our April and July 2023 offerings were public offerings within the meaning of Listing Rule IM 5635-3, and that the issuance of the warrants in September 2023 was structured in manner that such issuance did not require shareholder approval. In this regard, we sought advice from consultants in structuring these issuances to comply with Nasdaq Listing Rules. No assurance can be given that Nasdaq Regulatory Compliance will agree with our analysis and determine that the April and July 2023 public offerings and issuance of the September 2023 warrants required shareholder approval. If Nasdaq Listing Qualifications determines that we should have sought shareholder approval for the April and July 2023 public offerings and September 2023 warrant issuance, we may be subject to delisting.

On February 1, 2024, we attended a de-listing appeal hearing with Nasdaq, and on March 12, 2024, Nasdaq granted us with a formal extension until April 24, 2024 to regain compliance under Nasdaq Listing Rules 5550(a)(2) and 5550(b)(1) or any of the alternative requirements in Listing Rule 5550(b). During this extension period, the Company’s Common Stock will continue to be listed on Nasdaq.

Amendments to the Certificate of Designation of Series A Preferred Stock

On January 14, 2024, pursuant to the terms of the January 14, 2024, 3i LP Bridge Loan, the Company modified the conversion price of the 3i Exchange Warrants from $1.00 to $0.4476, thereby increasing the number of Exchange Warrants outstanding from 4,407,221 at December 31, 2023 to 9,846,339 outstanding at January 14, 2024. Also on January 14, 2024, the conversion price of the outstanding 1,417 shares of Series A Preferred Stock was revised from $1.00 to $0.4476. We filed the Fifth Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (the “Fifth Amendment”) with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $0.4476. At a stated value of $1,080 for each share of Series A Preferred Stock, the revised price of $0.4476 per share results in the 1,417 shares being convertible into 3,419,035 shares of common stock as of January 14, 2024.

Modification to Conversion Price of Series A Preferred Stock

On February 13, 2024, the Company modified the conversion price of the 3i Exchange Warrants from $0.4476 to $0.4050 and thereby increased the number of Exchange Warrants outstanding from 9,846,339 on January 18, 2024, to 10,882,028 on February 13, 2024. The Company also agreed to amend the conversion price of the Series A Preferred Stock to equal $0.405 as soon as practicable. We filed the Sixth Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (the “Sixth Amendment”) with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $0.405. At a stated value of $1,080 for each share of Series A Preferred Stock, the revised price of $0.405 per share results in the 1,296 shares being convertible into 3,456,000 shares of common stock.

On March 14, 2024, the Company modified the conversion price of the 3i Exchange Warrants from $0.405 to $0.3501 and thereby increased the number of Exchange Warrants outstanding from 10,882,028 on February 13, 2024 to 12,588,465 on March 14, 2024. The Company also agreed to amend the conversion price of the Series A Preferred Stock to equal $0.3501 as soon as practicable. We filed the Seventh Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (the “Seventh Amendment”) with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $0.3501. At a stated value of $1,080 for each share of Series A Preferred Stock, the revised price of $0.3501 per share results in the 1,296 shares being convertible into 3,997,943 shares of common stock.

THE OFFERING

Common Stock offered by us:	Shares of our common stock having an aggregate offering price of up to approximately $947,000.

Common Stock to be outstanding immediately after this offering(1):	Up to 8,884,606 shares (as more fully described in the notes following this table), assuming sales of 2,705,714 shares of our common stock in this offering at an offering price of $0.35 per share, which was the last reported sale price of our common stock on Nasdaq on March 18, 2024. The actual number of shares issued will vary depending on how many shares of our common stock we choose to sell and the prices at which such sales occur.

Plan of Distribution:	“At the market offering” that may be made from time to time through the Sales Agent. See section titled “Plan of Distribution” on page S-12.

Use of Proceeds:	We currently intend to use a portion of the net proceeds to continue our clinical trials, to pay account payables and accrued liabilities outstanding, and for working capital and general corporate purposes. In addition, 3i may request up to 20% of the proceeds to redeem the Series A Convertible Preferred Stock. See “Use of Proceeds.”

Risk Factors:	Investing in our common stock involves significant risks. See section titled “Risk Factors” on page S-8 of this prospectus supplement and under similar headings in the documents incorporated by reference into this prospectus supplement for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

Nasdaq symbol:	“ALLR.”

Transfer Agent	The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

(1)	The number of shares of common stock that will be outstanding after this offering as shown above is based on 6,178,892 shares of common stock outstanding as of March 18, 2024, and excludes as of that date, the following:

	●	251 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock with a weighted-average exercise price of $5,180.75 per share;

	●	1,401 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan (the “2021 Plan”);

	●	12,588,464 shares of common stock issuable upon exercise of the Exchange Warrant at an exercise price of $0.3501 per share, subject to adjustment issued to 3i, subject to adjustment based on the public offering price in this offering;

	●	255,556 shares of common stock issuable upon the exercise of common stock warrants issued in the April Offering and July Offering at an exercise price of $1.00 per share;

	●	Up to 4,877,778 shares of common stock issuable upon exercise of the Inducement Warrants at an exercise price of $1.00 per share issued by us to the September Investors in a private placement of the Inducement Warrants, which closed on September 15, 2023, pursuant to the Inducement Letter;

	●	Up to 3,997,943 shares of common stock issuable to 3i upon conversion of 1,296 share of our Series A Preferred Stock based upon the then conversion price of $0.3501 and stated value of $1,080, subject to adjustment.

Unless otherwise indicated, all information in this prospectus supplement assumes:

●	No exercise of the outstanding options, warrants, or conversion of outstanding shares of Series A Preferred Stock described above.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying base prospectus and the information incorporated by reference herein and therein, including any risk factors contained in our annual and other reports filed with the SEC. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to this Offering

The actual number of shares we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver instruction to the Sales Agent to sell shares of our common stock at any time throughout the term of the Sales Agreement. The number of shares that are sold through the Sales Agent after our instruction will fluctuate based on a number of factors, including the market price of our common stock during the sales period, the limits we set with the Sales Agent in any instruction to sell shares, and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate during this offering, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales.

The common stock offered hereby will be sold in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution, and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion in the application of the net proceeds from this offering, and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. See section titled “Use of Proceeds” on page S-10 of this prospectus supplement for a description of our proposed use of proceeds from this offering.

If you purchase shares of our common stock sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your shares. In addition, we may issue additional equity or convertible debt securities in the future, which may result in additional dilution to investors.

The price per common share in this offering is substantially higher than the net tangible book value of each outstanding share of our common stock, and accordingly investors in this offering will experience immediate and substantial dilution. See section titled “Dilution” on page S-10 of this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase shares in this offering. To the extent outstanding warrants are exercised or if we issue equity-based awards under our 2021 Plan, there could be further dilution to new investors. In addition, to the extent we need to raise additional capital in the future and we issue additional equity or convertible debt securities, our then existing stockholders may experience dilution and the new securities may have rights senior to those of our common stock offered in this offering.

Our common stock price may be volatile and could decline substantially.

The trading price of our common stock may experience wide fluctuations. The price of the common stock that will prevail in the market may be higher or lower than that of this offering depending on numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

●	actual or anticipated fluctuations in our operating results;

●	the absence of securities analysts covering us and distributing research and recommendations about us;

●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

●	overall stock market fluctuations;

●	announcements concerning our business or those of our competitors;

●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

●	conditions or trends in the industry;

●	litigation;

●	changes in market valuations of other similar companies;

●	future sales of common stock;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and/or warrants, regardless of our actual operating performance.

We cannot assure you that the market price of our common stock will not decline. Accordingly, we cannot assure you that you will be able to sell your common stock at a price equal to or greater than the purchase price.

We do not anticipate paying any dividends on our common stock for the foreseeable future.

We have not paid any dividends on our common stock to date, and we do not anticipate paying any such dividends in the foreseeable future. We anticipate that any earnings experienced by us will be retained to finance the implementation of our operational business plan and expected future growth.

USE OF PROCEEDS

We may offer and sell shares of our common stock having aggregate sales proceeds of up to $947,000 from time to time. The amount of proceeds we receive, if any, will depend on the actual number of shares of our common stock sold and the market price at which such shares are sold. There can be no assurance that we will be able to sell any shares or fully utilize the Sales Agreement with the Sales Agent as a source of financing. Because there is no minimum offering amount required as a condition to close this offering, the net proceeds to us, if any, are not determinable at this time.

We currently intend to use a portion of the net proceeds to continue our clinical trials, to pay account payables and accrued liabilities outstanding, and for working capital and general corporate purposes. In addition, 3i may request up to 20% of the proceeds to redeem the Series A Convertible Preferred Stock.

We have broad discretion in determining how the proceeds of this offering will be used, and our discretion is not limited by the aforementioned possible uses. Our board of directors believes the flexibility in application of the net proceeds is prudent. See the section titled “Risk Factors—Risks Relating to this Offering—Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.”

DILUTION

If you purchase our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing the number of shares of common stock outstanding as of December 31, 2023 into our total tangible assets less total liabilities.

Our historical net tangible book value as of December 31, 2023 was approximately ($12,622,000), or ($2.14) per share, based on 5,886,934 shares of our common stock outstanding as of that date.

After giving effect to the sale of 2,705,714 shares of common stock in this offering at an assumed offering price of $0.35, the closing sale price per share of our common stock on March 18, 2024, and after deducting the commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been approximately ($12,003,000), or ($1.35) per share. This represents an immediate increase in pro forma net tangible book value of $0.79 per share to existing stockholders and an immediate dilution of $1.70 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$0.35
Historical negative net tangible book value per share as of December 31, 2023	$(2.14)
Pro forma negative net tangible book value per share as of December 31, 2023	$(1.35)
Increase (decrease) in the net tangible book value per share attributable to this offering	$0.79
Pro forma as adjusted negative net tangible book value per share after this offering		$(1.35)
Dilution per share to new investors purchasing our common stock in this offering		$1.70

A $0.04 increase (decrease) in the assumed combined public offering price of a share of common stock, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus supplement, remains the same, and after deducting the estimated placement agent fees and expenses, would increase or decrease our pro forma as adjusted net tangible book value to approximately ($11.90) million or ($1.38) per share and ($12.11) million or ($1.31) per share, respectively, representing an immediate dilution of approximately $1.77 and $1.62 per share to new investors purchasing shares of our common stock in this offering.

The table and discussion above are based on 6,178,892 shares of common stock outstanding as of March 18, 2024, and excludes as of that date, the following:

●	251 shares of common stock issuable upon exercise of outstanding options to purchase shares of common stock with a weighted-average exercise price $5,180.75 per share;

●	1,401 shares of common stock reserved for future issuance under the 2021 Plan;

●	12,588,464 shares of common stock issuable upon exercise of the Exchange Warrant at an exercise price of $0.3501 per share, subject to adjustment issued to 3i, subject to adjustment based on the public offering price in this offering;

●	255,556 shares of common stock issuable upon the exercise of common stock warrants issued in the April Offering and July Offering at an exercise price of $1.00 per share;

●	Up to 4,877,778 shares of common stock issuable upon exercise of the Inducement Warrants at an exercise price of $1.00 per share issued by us to the September Investors in a private placement of the Inducement Warrants, which closed on September 15, 2023, pursuant to the Inducement Letter;

●	Up to 3,997,943 shares of common stock issuable to 3i upon conversion of 1,296 share of our Series A Preferred Stock based upon the then conversion price of $0.3501 and stated value of $1,080, subject to adjustment.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options, warrants or other convertible securities having an exercise price per share less than the offering price per share in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with the Sales Agent under which we may issue and sell over a period of time, and from time to time, shares of our common stock having an aggregate offering price of up to $947,000 through the Sales Agent acting as sales agent or directly to the Sales Agent acting as principal. This prospectus supplement relates to our ability to issue and sell over a period of time, and from time to time, shares of our common stock to or through the Sales Agent pursuant to the Sales Agreement. Sales of the shares to which this prospectus supplement and the accompanying base prospectus relate, if any, may be made in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act, including sales made directly on or through Nasdaq, the trading market for our common stock, or any other trading market in the Unites States for our common stock, sales made to or through a market maker other than on an exchange, directly to the Sales Agent as principal for its account in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, in privately negotiated transactions, in block trades, or through a combination of any such methods of sale. To the extent required by Regulation M, the Sales Agent acting as our sales agent will not engage in any transactions that stabilize our common stock while the offering is ongoing under this prospectus supplement.

Upon written instructions from us, the Sales Agent will offer the shares of our common stock, subject to the terms and conditions of the Sales Agreement, on a daily basis or as otherwise agreed upon by us and the Sales Agent. We will designate the maximum amount of shares of our common stock to be sold through the Sales Agent on a daily basis or otherwise determine such maximum amount together with the Sales Agent, subject to certain limitations set forth by the SEC. Subject to the terms and conditions of the Sales Agreement, the Sales Agent will use commercially reasonable efforts to sell on our behalf all of the shares of our common stock so designated or determined. We may instruct the Sales Agent not to sell shares of our common stock if the sales cannot be effected at or above the price designated by us in any such instruction. The Sales Agent may also sell our common stock in negotiated transactions with our prior approval. We or the Sales Agent may suspend the offering of shares of our common stock being made under the Sales Agreement upon proper notice to the other party.

For their services as sales agent in connection with the sale of shares of our common stock that may be offered hereby, we will pay the Sales Agent an aggregate fee of 3.0% of the gross sales price per share for any shares sold through it acting as our sales agent. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. We have agreed to reimburse the Sales Agent for certain of its expenses in an amount not to exceed $30,000, and, thereafter, reasonable fees and expenses of the Sales Agent’s incurred in conjunction of performing legal services related to the Sales Agreement for the Company.

The Sales Agent will provide written confirmation to us no later than the opening of the trading day immediately following the day in which shares of common stock are sold by it on our behalf under the Sales Agreement. Each confirmation will include the number of shares sold on that day, the compensation payable by us to the Sales Agent and the proceeds to us net of such compensation.

Settlement for sales of our common stock will occur, unless the parties agree otherwise, on the second business day following the date on which any sales were made in return for payment of the proceeds to us net of compensation paid by us to the Sales Agent. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Unless otherwise required, we will report at least quarterly the number of shares of common stock sold through the Sales Agent under the Sales Agreement, the net proceeds to us and the compensation paid by us to the Sales Agent in connection with the sales of common stock.

In connection with the sale of common stock on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to it will be deemed to be underwriting commissions or discounts. We have agreed, under the Sales Agreement, to provide indemnification and contribution to the Sales Agent against certain civil liabilities, including liabilities under the Securities Act.

In the ordinary course of its business, the Sales Agent and/or its affiliates may perform investment banking, broker-dealer, financial advisory or other services for us for which it may receive separate fees.

We estimate that the total expenses from this offering payable by us, excluding compensation payable to the Sales Agent under the Sales Agreement, will be approximately $100,000. Additionally, pursuant to the terms of the Sales Agreement, we agreed to reimburse the Sales Agent for the reasonable fees and expenses of its legal counsel incurred in connection with quarterly and annual bring-downs required under the Sales Agreement in an amount not to exceed $2,500 in the aggregate for each such bring-down.

The offering of common stock pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of shares of our common stock with an aggregate offering price of $947,000 subject to the Sales Agreement, (2) March 19, 2026 and (3) the termination of the Sales Agreement, pursuant to its terms, by either the Sales Agent or us.

The Company and the Sales Agent may in the future agree to add one or more additional sales agents to the offering, in which case the Company will file a further prospectus supplement providing the name of such additional sales agents and any other required information.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions.

LEGAL MATTERS

Venable LLP, New York, New York, has passed upon the validity of the common stock offered hereby. Clyde Snow & Sessions, P.C., Salt Lake City, Utah, is counsel to the Sales Agent in connection with this offering.

EXPERTS

The consolidated financial statements of Allarity Therapeutics, Inc. appearing in our Annual Report on Form 10-K for the years ended December 31, 2023 and 2022, have been included herein by reference in reliance on the report of Wolf & Company, P.C., independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

CHANGE IN REGISTERED PUBLIC ACCOUNTING FIRMS

Current Auditor

On September 9, 2022, our Audit Committee approved the engagement of Wolf & Company, P.C. as our independent registered public accounting firm. Wolf & Company re-audited our financial statements for the year ended December 31, 2021, and audited our financial statements for the year ended December 31, 2022. During the two fiscal years ended December 31, 2023 and 2022, and through the subsequent interim period to the date of this prospectus supplement, neither the Company, nor anyone on its behalf, consulted with Wolf & Company regarding any accounting or auditing issues involving the Company, including (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Former Auditor

On August 8, 2022, our former independent registered public accounting firm, Marcum LLP (“Marcum”) notified us in writing that our client-auditor relationship had ceased to be effective as of August 5, 2022. Marcum’s reports on the financial statements for the year ended December 31, 2021, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles but it included an explanatory paragraph concerning the uncertainty of the Company’s ability to continue as a going concern.

In our Form 8-K filed with the SEC on August 12, 2022, we reported that during the fiscal year ended December 31, 2021, and subsequent interim period preceding Marcum’s resignation on August 5, 2022, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. Additionally, during this time period, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed in our Form 10-K for the year ended December 31, 2021, and Form 10-Q for the quarterly period ended March 31, 2022, we identified material weaknesses in our internal controls over financial reporting because we did not have a formal process for period end financial closing and reporting, we historically had insufficient resources to conduct an effective monitoring and oversight function independent from our operations and we lacked accounting resources and personnel to properly account for accounting transactions such as the issuance of warrants with a derivative liability component.

On August 12, 2022, we provided Marcum with a copy of the disclosures that we were making in response to Item 4.01 on the Form 8-K and requested that Marcum furnish us with a letter addressed to the SEC stating whether it agrees with our statements contained in the Form 8-K and, if not, stating the respects in which it does not agree.

On August 23, 2022, Marcum provided a letter regarding our disclosure contained in our Form 8-K filed on August 12, 2022, which agreed with our statements made in the third sentence of the preceding paragraph regarding the existence of material weaknesses in our internal control over financial reporting; however, Marcum disagreed regarding the description of such material weaknesses. Marcum indicated that the material weaknesses as disclosed in our Form 10-K for the year ended December 31, 2021, and Form 10-Q for the quarterly period ended March 31, 2022, were as follows: (i) a lack of accounting resources required to fulfill GAAP and SEC reporting requirements; (ii) a lack of comprehensive GAAP accounting policies and financial reporting procedures; (iii) lack of adequate procedures and controls to appropriately account for accounting transactions including liability and the valuation allowance on the deferred tax asset relating to the net operating losses; and (iv) a lack of segregation of duties given the size of the finance and accounting team. In addition, Marcum stated that our disclosure did not include any reference to its resignation because of the impairment of its independence. Finally, Marcum indicated that our disclosure did not provide disclosure of a reportable event under Item 304(a)(1)(v)(C) of Regulation S-K, as Marcum indicated that information had come to its attention during the time period covered by Item 304(a)(1)(iv) of Regulation S-K, that if further investigated may have caused Marcum to be unwilling to rely on management’s representations or be associated with our financial statements; however, due to the Marcum’s resignation as a result of the impairment of its independence, Marcum did not conduct such further investigation.

With regards to Marcum’s August 23, 2022, letter as it relates to material weaknesses in our internal controls over financial reporting, we believe that we have provided the information required under Item 304(a)(1)(v)(A) in the Form 8-K. With regards Marcum’s statement in its August 23, 2022, letter regarding management’s representations, we respectfully disagree that there were events that occurred that rose to a level that would have impaired independence, or there was information, if further investigated, would require disclosure under Item 304(a)(1)(v)(C). Prior to its resignation, Marcum did not inform the Audit Committee of the information stated in their letter and if they had done so, we believe that we would have addressed any issues Marcum would have raised with the Audit Committee to the satisfaction of Marcum. A copy of Marcum’s letter to the SEC required by Item 304(a) of Regulation S-K is included as Exhibit 16.1 to the registration statement filed with the SEC on December 15, 2023.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement and the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus, which constitute a part of the registration statement, do not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus supplement and the accompanying base prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus supplement and the accompanying base prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at website of the SEC referred to above.

We also maintain a website at www.allarity.com. Information contained in, or accessible through, our website is not a part of this prospectus supplement and the accompanying base prospectus and the inclusion of our website address in this prospectus supplement and the accompanying base prospectus is only as an inactive textual reference.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying base prospectus is delivered, a copy of the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying base prospectus, at no cost by writing us at the Company address provided below in section titled “Incorporation of Certain Information By Reference.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying base prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus supplement and accompanying base prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. The documents we are incorporating by reference into this prospectus supplement are:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 8, 2024;

●	Current Reports on Form 8-K filed with the SEC on March 15, 2024; March 4, 2024; March 1, 2024; February 14, 2024; February 1, 2024; January 25, 2024; and January 19, 2024;

●	Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 8, 2024; and

●	The description of our common stock contained in Exhibit 4(vi) to our Annual Report on Form 10-K filed with the SEC on March 13, 2023, including any amendments thereto or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC), are deemed to be incorporated by reference into, and to be a part of, this prospectus supplement. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any Current Report on Form 8-K that has been or may, from time to time, be furnished to the SEC to be incorporated into or otherwise become a part of this prospectus supplement.

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus supplement and accompanying base prospectus is deemed to be modified or superseded for purposes of this prospectus supplement and accompanying base prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and accompanying base prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and accompanying base prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement and accompanying base prospectus, other than exhibits to such documents. Requests for such copies should be directed to:

Allarity Therapeutics, Inc.

24 School Street, 2nd Floor

Boston, MA 02108

You should rely only on information contained in, or incorporated by reference into, this prospectus supplement and accompanying base prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying base prospectus or incorporated by reference therein. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROSPECTUS

$50,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

From time to time, we may offer up to $50,000,000 of our common stock, preferred stock, warrants to purchase common stock or preferred stock, debt securities and units consisting of common stock, preferred stock, warrants, or debt securities or any combination of these securities, in one or more transactions.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should read this prospectus, any prospectus supplement and any free writing prospectus together with the documents we incorporate by reference, before you invest in any of these securities.

We may sell the securities on a continuous or delayed basis, independently or together with any other securities registered hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ALLR.” On November 1, 2023, the last reported sales price of our common stock was $0.5520 per share. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell the shelf securities pursuant to such General Instruction with a value exceeding more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period so long as the aggregate market value of our outstanding common stock held by non-affiliates remains below $75 million. We have not sold any securities in reliance on General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED IN THIS PROSPECTUS, THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 29, 2023

We have not authorized anyone to provide you with information other than that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Forward-looking statements provide current expectations or forecasts of future events. Forward-looking statements include statements about Allarity’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. In addition to factors identified under the section titled “Risk Factors” in this prospectus, factors that may impact such forward-looking statements include:

●	our estimates regarding expenses, capital requirements and need for additional financing. We have insufficient cash to continue our operations, and our continued operations are dependent on us raising capital and these conditions give rise to substantial doubt over our ability continue as a going concern;

●	the number of shares that may be sold under this prospectus is significant in relation to the number of our outstanding shares of common stock. If these shares of common stock are sold in the market all at once or at about the same time, it could depress the market price of our common stock and would also affect our ability to raise equity capital;

●	our ability to meet the Nasdaq Capital Market (“Nasdaq”) continued listing standards. The listing of our common stock on Nasdaq is contingent on our compliance with Nasdaq’s conditions for continued listing. We have a history of non-compliance and are currently not in compliance with the Nasdaq listing requirements. If we fail to meet the Nasdaq listing requirements and do not regain compliance, we will be subject to delisting by Nasdaq. In the event our common stock is no longer listed for trading on Nasdaq, our trading volume and share price may decrease, and you may have a difficult time selling your shares of common stock. In addition, we may experience difficulties in raising capital which would materially adversely affect our operations and financial results. Further, delisting from Nasdaq markets could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees;

●	our ability to remediate our material weakness and to maintain effective internal control over financial reporting, disclosures and procedures. If we do not maintain effective internal controls, our ability to record, process and report financial information timely and accurately could be adversely affected and could result in a material misstatement in our financial statements, which could subject us to litigation or investigations, require management resources, increase our expenses, negatively affect investor confidence in our financial statements and adversely impact the trading price of our common stock;

●	the impact of adjustments to our outstanding warrants because of future dilutive financings resulting in the decrease of exercise price and increase the number of shares of issuable under outstanding warrants, adjustment and exercise of such warrants would result in the material dilution of the percentage ownership of our stockholders and increase the number of shares of common stock in the public markets. The perception that such sales could occur could cause our stock price to fall;

●	Our ability to cure the default under our license agreement with Novartis. We failed to make a milestone payment, and on April 4, 2023, we received notice from Novartis stating that Allarity Therapeutics Europe ApS was in breach of the license agreement and has 30 days from April 4, 2023, to cure. As a result of ongoing negotiations with Novartis to address our non-payment, we made a payment of $100,000 to Novartis in April 2023 and on August 11, 2023, we paid Novartis $300,000. We intend to cure this breach upon and subject to availability of funds and/or continue working with Novartis on an alternate payment structure. However, no assurance can be given that Novartis will accept an alternative payment structure and if we fail to make the milestone payments, Novartis does not agree to an alternative payment structure or we are otherwise in breach of the license agreement, we may lose our right to use dovitinib, which will adversely affect our ability to conduct our clinical trials and to achieve our business objectives and adversely affect our financial results;

●	the impacts of the ongoing COVID-19 pandemic and related restrictions as they may relate to our clinical trials;

●	the initiation, cost, timing, progress and results of our current and future preclinical studies and clinical trials, as well as our research and development programs;

●	our plans to develop and commercialize our drug candidates;

●	our ability to successfully acquire or in-license additional product candidates on reasonable terms;

●	our ability to maintain and establish collaborations or obtain additional funding;

●	our ability to obtain regulatory approval of its current and future drug candidates;

●	our expectations regarding the potential market size and the rate and degree of market acceptance of such drug candidates;

●	our expectations regarding our ability to fund operating expenses and capital expenditure requirements with our existing cash and cash equivalents, and future expenses and expenditures;

●	our ability to secure sufficient funding and alternative sources of funding to support when needed and on terms favorable to us to support our business objective, product development, other operations or commercialization efforts;

●	our ability to enroll patients in our clinical trials, or our clinical development activities;

●	our ability to retain key employees, consultants and advisors;

●	our ability to retain reliable third parties to perform work associated with our drug discovery, preclinical activities and to conduct our preclinical studies and clinical trials in a satisfactory manner;

●	our ability to secure reliable third party manufacturers to produce clinical and commercial supplies of API for our therapeutic candidates;

●	our ability to obtain, maintain, protect and enforce sufficient patent and other intellectual property rights for our therapeutic candidates and technology;

●	our anticipated strategies and our ability to manage our business operations effectively;

●	the impact of governmental laws and regulations;

●	the possibility that we may be adversely impacted by other economic, business, and/or competitive factors; and

●	our ability to maintain our licensed intellectual property rights to develop, use and market our therapeutic candidates.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. We do not assume any obligation to update any forward-looking statements, Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our therapeutic candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe our internal research is reliable, such research has not been verified by any third party.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”), using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer shares of our common stock, preferred stock, warrants to purchase common stock or preferred stock, debt securities and units either individually or a combination thereof, in one or more offerings, in amounts we will determine from time to time, up to a total dollar amount of $50,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before buying any of the securities being offered.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in the accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. You should not assume that any information in this prospectus is accurate as of any date other than the date of this prospectus.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

In this prospectus, unless the context otherwise requires, references to the “Company,” “Allarity,” “we,” “us,” “our” and similar terms refer to Allarity Therapeutics, Inc., Allarity Therapeutics A/S (as predecessor) and its respective consolidated subsidiaries. On June 28, 2023, the Company effected a 1-for-40 reverse stock split of the shares of common stock of the Company and on March 24, 2023 we effected a 1-for-35 reverse stock split (collectively, the “Reverse Stock Splits”). All historical share and per share amounts reflected throughout this prospectus, which may be supplemented by a prospectus supplement, have been adjusted to reflect the Reverse Stock Splits. When we refer to “you,” we mean the potential holders of the applicable series of securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Reports on Form 10-Qs for the three, six and nine months ended March 31, 2023, June 30, 2023, and September 30, 2023, and any subsequent Current Reports on Form 8-K and any other reports that we file after the date of this prospectus and all other information contained in the applicable prospectus supplement and applicable free writing prospectus.

Overview

We are a clinical-stage, precision medicine pharmaceutical company actively advancing a pipeline of in-licensed oncology therapeutics for patients with difficult-to-treat cancers. Our clinical program includes three anti-cancer assets in mid- to late-stage clinical development and one anti-cancer asset in early stage clinical development. Our programs and partnerships leverage our proprietary, highly accurate Drug Response Predictor (DRP®) technology to refine patient selection and improve clinical outcomes. Our DRP® technology has been broadly validated across an extensive array of therapies and tumor types with a high degree of accuracy for matching the right patient to the right drug. By identifying those patients who will and who will not respond, the DRP® companion diagnostics have the potential to transform cancer therapeutic development across many indications by increasing clinical success rates with trials involving a fewer number of patients and improve patient outcomes by matching them to the right drug.

Our pipeline currently consists of three mid-to-late stage clinical candidates for cancer and one anti-cancer asset in early-stage clinical development. We are focused on the clinical development of three priority programs with stenoparib (a poly-ADP-ribose polymerase (“PARP”) inhibitor) as our lead program: dovitinib in combination with stenoparib for the treatment of a number of solid tumors (including ovarian cancer), stenoparib as a monotherapy for the second-line or later treatment of metastatic ovarian cancer, and IXEMPRA® as a monotherapy for the second-line or later treatment of metastatic breast cancer. In addition, Allarity is supporting the development of one additional clinical asset through business development activities which are considered at mid-stage development. Each Allarity pipeline program is being co-developed with a drug specific DRP® companion diagnostic to select and treat patients most likely to benefit from treatment.

While we have not yet successfully received regulatory or marketing approval for any of our therapeutic candidates or companion diagnostics, and while we believe that our approach has the potential to reduce the cost and time of drug development through the identification and selection of patient populations more likely to respond to therapy, our strategy involves risks and uncertainties that differ from other biotechnology companies that focus solely on new therapeutic candidates that do not have a history of failed clinical development. By utilizing our DRP® platform to generate a drug-specific companion diagnostic for each of our therapeutic candidates, if approved by the FDA, we believe our therapeutic candidates have the potential to advance the goal of personalized medicine by selecting the patients most likely to benefit from each of our therapeutic candidates and avoid the treatment of non-responder patients. All of our therapeutic candidates are clinical stage assets and the FDA has not yet approved any of our therapeutic candidates or any of our DRP® companion diagnostics. As used in this prospectus, statements regarding the use of our proprietary DRP® companion diagnostics or our proprietary DRP® platform or our observations that a therapeutic candidate may have anti-cancer or anti-tumor activity or is observed to be well tolerated in a patient population should not be construed to mean that we have resolved all issues of safety and/or efficacy for any of our therapeutic candidates or DRP® companion diagnostic. Issues of safety and efficacy for any therapeutic candidate or companion diagnostic may only be determined by the U.S. FDA or other applicable regulatory authorities in jurisdictions outside the United States.

Our clinical and commercial development team is advancing our pipeline of targeted oncology therapeutic candidates, all of which have previously succeeded at least through Phase 1 clinical trials demonstrating that the therapeutic candidate is well tolerated. Our three priority assets, stenoparib, dovitinib, and IXEMPRA® (ixabepilone) are all former drug candidates of large pharmaceutical companies. We recently announced that PARP inhibitor, stenoparib, is now our lead clinical asset, and is currently being advanced in two out of three of our ongoing clinical trials. We will continue to focus our energies, efforts, and resources on advancing clinical development of stenoparib, supported by continuing clinical development of our IXEMPRA® and dovitinib assets, both of which we continue to believe have substantial clinical and commercial potential.

Our lead therapeutic candidate is stenoparib (formerly E7449), a novel inhibitor of the key DNA damage repair enzyme PARP, which also has an observed inhibitory action against Tankyrases, another important group of enzymes involved in cancel cell division and maintenance. Stenoparib was formerly developed by Eisai, Inc. (“Eisai”) through Phase 1 clinical trials, and we are currently advancing a Phase 2 clinical trial of this therapeutic candidate for the treatment of ovarian cancer at trial sites in the U.S. and Europe together with its stenoparib-specific DRP® companion diagnostic, for which the FDA has previously approved an Investigational Device Exemption (“IDE”) application. In addition, as a result of our July Offering (as defined below), we are continuing a stenoparib in combination with dovitinib Phase 1b/2 clinical trial for number of solid tumors.

Our most clinically-advanced therapeutic candidate, dovitinib, is a selective inhibitor of several classes of tyrosine kinases, including FGFR and VEGFR, and was formerly developed by Novartis Pharma AG (“Novartis”) through Phase 3 clinical trials in numerous indications. We submitted a New Drug Application (“NDA”) with the FDA on December 21, 2021, for the third line treatment of metastatic renal cell carcinoma (mRCC or kidney cancer) in patients selected by our Dovitinib-DRP® companion diagnostic. Prior to submission of the NDA, we submitted a Pre-Market Approval (“PMA”) application to the FDA for approval of our dovitinib-specific DRP® companion diagnostic for use to select and treat patients likely to respond to dovitinib. On February 15, 2022, we received Refusal to File (RTF) letters for both our dovitinib NDA and our DRP®-Dovitinib companion diagnostic PMA. The FDA has asserted that neither our NDA or PMA meets the regulatory requirements to warrant a complete agency review. The primary grounds of rejection asserted by the FDA relates to our use of prior Phase 3 clinical trial data, generated by Novartis in a “superiority” endpoint study against sorafenib (Bayer), to support a “non-inferiority” endpoint in connection with the DRP®-Dovitinib companion diagnostic. Based upon the reasons given in the RTF letters and a subsequent Type C meeting with the FDA on May 31, 2022, we anticipate that the FDA will require a prospective Phase 3 clinical trial as well as additional dose optimization studies before regulatory approval of Dovitinib as a monotherapy and its companion diagnostic Dovitinib-DRP for the treatment of third-line mRCC can be obtained. While we have decided that the costs, risks and potential benefits of conducting these studies for dovitinib as a monotherapy for mRCC are no longer the best path toward commercial success, we continue to evaluate other potential Phase 1b/2 clinical trials for dovitinib combined with other approved drugs in the mRCC space and in other indications. On March 20, 2023, we announced that we had dosed our first patient in a Phase 1b clinical study to evaluate the combination of stenoparib and dovitinib for the treatment of advanced solid tumors, including ovarian cancer. The completion of the July Offering (as defined below) provided us with some financing to dose additional patients and our ability to continue these clinical trials will be dependent upon additional financing. Our decision to advance dovitinib as a combination therapy and not as a monotherapy is based on our belief that both the science and the market for oncology therapies has shifted towards combination therapies and away from monotherapies for multiple indications of cancer. We further believe that our DRP®-Dovitinib companion diagnostic is indication agnostic and our retrospective analysis of the clinical data generated in the Novartis clinical studies for mRCC will also support a companion diagnostic for dovitinib in second-line or later treatment of metastatic ovarian cancer, as well as other indications.

Our third priority therapeutic candidate is IXEMPRA® (ixabepilone), a selective microtubule inhibitor, which has been shown to interfere with cancer cell division, leading to cell death. IXEMPRA® was formerly developed and brought to market by Bristol-Myers Squibb, is currently marketed and sold in the U.S. by R-PHARM US LLC, for the treatment of metastatic breast cancer treated with two or more prior chemotherapies. We are currently advancing IXEMPRA®, together with its drug-specific DRP® companion diagnostic, in a Phase 2 European clinical trial for the same indication, with the goal of eventually submitting an application for Marketing Authorization with the European Medicine Agency to market IXEMPRA®, together with its drug-specific DRP® companion diagnostic, in the European market.

We have in-licensed the intellectual property rights to develop, use and market our two most advanced therapeutic candidates, dovitinib and stenoparib. Consequently, we must perform all of the obligations under these license agreements, including the payment of substantial development milestones payments and royalty payments on future sales in the event we receive marketing approval for dovitinib or stenoparib in the future. If we fail to perform our obligations under our license agreements, we may lose the intellectual property rights to these therapeutic candidates which will have a material adverse effect on our business.

Our focused approach to address major unmet needs in oncology leverages our management’s expertise in discovery, medicinal chemistry, manufacturing, clinical development, and commercialization. As a result, we have created substantial intellectual property around the composition of matter for our new chemical entities. The foundations of our approach include:

●	The pursuit of clinical-stage assets: We strive to identify and pursue novel oncology therapeutic candidates that have advanced beyond Phase 1 clinical trials and are preferably Phase 2 to Phase 3 clinical stage assets. Accordingly, the assets we have acquired, and intend to acquire, have undergone prior clinical trials by other pharmaceutical companies with clinical data that helps us evaluate whether these candidates will be well tolerated in the tested patient population, and in some cases, have observed anti-cancer or anti-tumor activity that would support additional clinical trials using our DRP® platform. We often focus our acquisition efforts on therapeutic candidates that have been the subject of clinical trials conducted by large pharmaceutical companies. Further we intend to select therapeutic candidates for which we believe we can develop a drug-specific DRP® to advance together with the therapeutic candidate in further clinical trials as a companion diagnostic to select and treat the patients most likely to respond to the therapeutic candidate. We further consider whether the licensor or assignor can provide us substantial clinical grade active pharmaceutical ingredients (“API”) for the therapeutic candidate, at low-to-no cost, for our use in future clinical trials. The availability of API at low-to-no cost reduces both our future clinical trial costs and the lead time it takes us to start a new clinical trial for the therapeutic candidate. As an example, our therapeutic candidate, dovitinib, was developed by Novartis through Phase 2 clinical trials in numerous indications and in Phase 3 clinical trials for RCC before we acquired the therapeutic candidate, and it came with a substantial API.

●	Our proprietary DRP® companion diagnostics: We believe our proprietary and patented DRP® platform provides us with a substantial clinical and commercial competitive advantage for each of the therapeutic candidates in our pipeline. Our DRP® companion diagnostic platform is a proprietary, predictive biomarker technology that employs complex systems biology, bio-analytics with a proprietary clinical relevance filter to bridge the gap between in vitro cancer cell responsiveness to a given therapeutic candidate and in vivo likelihood of actual patient response to that therapeutic candidate. The DRP® companion diagnostic platform has been retrospectively validated by us using retrospective observational studies in 35 clinical trials that were conducted or sponsored by other companies. We intend to develop and validate a drug-specific DRP® biomarker for each and every therapeutic candidate in our therapeutic candidate pipeline to serve as a companion diagnostic to select and treat patients most likely to respond to that therapeutic candidate. Although we are in the early stages of our companion diagnostic development and have not yet received a PMA from the FDA, our DRP® technology has been peer-reviewed by numerous publications and we have patented our DRP® platform for more than 70 anti-cancer drugs. While retrospective studies guide our clinical development of our companion diagnostics, prospective clinical trials may be required in order to receive a PMA from the FDA.

●	A precision oncology approach: Our focused strategy is to advance our pipeline of therapeutic candidates, together with DRP® companion diagnostics, to bring these therapeutic candidates, once approved, to market and to patients through a precision oncology approach. Our DRP® companion diagnostic platform provides a gene expression fingerprint that we believe reveals whether a specific tumor in a specific patient is likely to respond to one of our therapeutic candidates and therefore can be used to identify those patients who are most likely to respond to a particular therapeutic treatment in order to guide therapy decisions and lead to better treatment outcomes. We believe our DRP® companion diagnostic platform may be used both to identify a susceptible patient population for inclusion in clinical trials during the drug development process (and to exclude the non-susceptible patient population), and further to select the optimal anti-cancer drug for individual patients in the treatment setting once an anti-cancer drug is approved and marketed. By including only patients that have tumors that we believe may respond to our therapeutic candidate in our clinical trials, we believe our proprietary DRP® companion diagnostics platform has the potential to improve the overall treatment response in our clinical trials and thereby improving our chances for regulatory approval to market our therapeutic candidate, while potentially reducing the time, cost, and risk of clinical development.

The following chart summarizes our therapeutic candidate pipeline:

Corporate Information

Our former parent, Allarity Therapeutics A/S, was founded in Denmark in 2004 by our chief scientific officer, Steen Knudsen, Ph.D., and our Director and Senior Vice President of Investor Relations, Thomas Jensen, both of whom were formerly academic researchers at the Technical University of Denmark working to advance novel bioinformatic and diagnostic approaches to improving cancer patient response to therapeutics. On May 20, 2021, we entered a Plan of Reorganization and Asset Purchase Agreement (the “Recapitalization Share Exchange”), between us, Allarity Acquisition Subsidiary, our wholly owned Delaware subsidiary (“Acquisition Sub”), and Allarity Therapeutics A/S, an Aktieselskab organized under the laws of Denmark. Pursuant to the terms of the Recapitalization Share Exchange, our Acquisition Sub acquired substantially all of the assets and liabilities of Allarity Therapeutics A/S in exchange for shares of our common stock on December 20, 2021, and our common stock began trading on the Nasdaq Global Market on that same day.

Our principal executive offices are located at 24 School Street, 2nd Floor, Boston, MA 02108 and our telephone number is (401) 426-4664. Our corporate website address is www.allarity.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Allarity and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including presenting only the two most recent fiscal years of audited financial statements and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus and any accompanying prospectus supplement, including the risk factors set forth in our filings we make with the SEC from time to time, that are incorporated by reference herein, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2022, our Form 10-Qs for the quarterly periods ended on March 31, 2023, June 30, 2023, September 30, 2023, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus and all other information contained in the applicable prospectus supplement and applicable free writing prospectus, and other documents we file with the SEC that are deemed incorporated by reference into this prospectus before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement relating to a specific offering.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the issuance or sale of our securities for working capital and for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the accompanying prospectus supplement to this prospectus. We will retain broad discretion over the use of the net proceeds from the issuance or sale of our securities.

MARKET INFORMATION

Our common stock is listed on the Nasdaq Capital Market under the symbol “ALLR.” Our common stock previously was listed on the Nasdaq Global Market prior to June 27, 2023. Prior to the consummation of the Recapitalization Share Exchange on December 20, 2021, Allarity Therapeutics A/S ordinary shares were listed on the Nasdaq First North Growth Market: Stockholm under the symbol “ALLR:ST.” As of October 13, 2023, there was one (1) holder of record of our common stock. The foregoing number of stockholders of record does not include an unknown number of stockholders who hold their stock in “street name.”

On November 22, 2022, our Board declared a dividend of Series B Preferred Stock to the stockholders of record of common stock and Series A Preferred Stock as of December 5, 2022. On December 5, 2022, each share of common stock then outstanding received 0.016 of a share of Series B Preferred Stock and each share of Series A Preferred Stock outstanding received 1.744 shares of Series B Preferred Stock. All Series B Preferred Stock were redeemed at $0.01 per share. Pursuant to the terms of the Original Series A COD and Certificate of Designations of Series C Preferred Stock, the Company recorded a deemed dividend of 8% on the Series A Preferred Stock of $1,572,000 for the year ended December 31, 2022 and a deemed dividend of 5% on the Series C Preferred Stock of $4,000,000 for the quarter ended March 31, 2023. In the quarter ended June 30, 2023, the Company recorded a deemed dividend of $119,000 on the Series C Preferred Stock and a deemed dividend of $7,287,000 on the Series A Preferred Stock.

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our common stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock. We urge you to read the applicable provisions of DGCL and our Certificate of Incorporation and bylaws carefully and in their entirety because they describe your rights as a holder of shares of our capital stock. This description gives effect to the Share Consolidations.

General

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our Certificate of Incorporation authorizes capital stock consisting of 750,000,000 shares of common stock, par value $0.0001 per share, and 500,000 shares of preferred stock, par value $0.0001 per share, of which 20,000 shares of preferred stock have been designated Series A Convertible Preferred Stock; 200,000 shares of preferred stock have been designated as Series B Preferred Stock; and 50,000 shares of preferred stock have been designated as Series C Preferred Stock.

On March 24, 2023, we effected the 1-for-35 share consolidation of our common stock. Subsequently on June 28, 2023, we effected a 1-for-40 share consolidation of our common stock. The par value of our common stock remains unchanged.

As of November 1, 2023, we had:

●	4,185,623 shares of common stock issued and outstanding;

●	up to 9,452,667 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock at an exercise price of $1.00 per share, subject to adjustment (“Exchange Warrant”), issued to 3i, LP pursuant to a Modification and Exchange Agreement dated April 20, 2023, as amended (the “Exchange Agreement”);

●	2,095,867 shares of common stock issuable upon the exercise of common stock purchase warrants issued in connection with public offering that closed in April 2023(“April 2023 Common Stock Warrants”) and common stock purchase warrants issued in connection with public offering that closed in July 2023 (“July 2023 Common Stock Warrants”) at an exercise price of $1.00 per share;

●	412 shares common stock issuable pursuant to outstanding options, with a weighted-average exercise price of $7,634;

●	1,401 shares of common stock available under our 2021 Equity Incentive Plan

●	up to 4,877,778 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock at an exercise price of $1.00 per share (the “Inducement Warrants”) issued by us to certain of investors (“September Investors”) in a private placement of the Inducement Warrants which closed in September 2023 pursuant to Warrant Exercise Inducement Letters dated September 14, 2023 (“Inducement Letter”);

●	up to 1,530,360 shares of common stock issuable to 3i, LP upon conversion of 1,417 share of our Series A Preferred Stock based upon a conversion price of $1.00 and stated value of $1,080, subject to adjustment; and

●	no shares of Series B Preferred Stock and no shares of Series C Preferred Stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election or removal of directors, except for any directors who are elected exclusively by the holders of a class of our preferred stock that entitles that class of stock to elect one or more directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock (and the holders of any preferred stock that may then be outstanding, to the extent required by our Certificate of Incorporation, including any certificate of designation with respect to any series of preferred stock) will be entitled to receive pro rata our remaining assets available for distribution, unless holders of a majority of the outstanding shares of common stock approve a different treatment of the shares. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. Our common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to our common stock. All shares of our common stock that will be outstanding at the effective time will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of our Series A Preferred Stock and any other shares of preferred stock we may authorize and issue in the future.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required under the Certificate of Incorporation, or bylaw or Nasdaq, the authorized shares of preferred stock will be available for issuance without further action by stockholders. Our Board of Directors may determine, with respect to any series of preferred stock, the powers including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:

●	the designation of the series;

●	the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of ours or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We may issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Series A Convertible Preferred Stock

On December 8, 2021, the Board adopted resolutions to create a series of twenty thousand (20,000) shares of preferred stock, par value $0.0001, designated as “Series A Convertible Preferred Stock.” On December 14, 2021, we filed the Original Series A COD for 20,000 shares of Series A Preferred Stock. On April 21, 2023, in connection with the transactions contemplated under the Exchange Agreement, the Company filed the Series A COD with the Delaware Secretary of State. The Series A COD eliminated the Series A Preferred Stock redemption right and dividend (except for certain exceptions as specified therein), and provided for the conversion of Series A Preferred Stock into common stock at an initial conversion price equal to the price for a share of common stock sold in the Offering, $30.00 per share and based on the stated value of $1,080 per share.

On May 30, 2023, the Company filed the Amended COD with the Delaware Secretary of State to amend the voting rights of the Series A Preferred Stock which among other things provided additional voting rights to the Series A Preferred Stock Under the Amended COD, holders of the Series A Preferred stock have the following voting rights: (1) holders of the Series A Preferred Stock have a right to vote on all matters presented at the Special Meeting together with the common stock as a single class on an “as converted” basis using the conversion price of $30.00 and based on stated value of $1,080 subject to a beneficial ownership limitation of 9.99%, and (2), in addition, holders of Series A Preferred Stock have granted the Board the right to vote, solely for the purpose of satisfying quorum and casting the votes necessary to adopt the Reverse Stock Split Proposal and the Adjournment Proposal under Delaware law, that will “mirror” the votes cast by the holders of shares of common stock and Series A Preferred Stock , together as a single class, with respect to the Reverse Stock Split Proposal and the Adjournment Proposal. The number of votes per each share of Series A Preferred Stock that may be voted by the Board shall be equal to the quotient of (x) the sum of (1) the original aggregated stated value of the Series A Preferred Stock when originally issued on December 20, 2021 (calculated based on the original stated value of $1,000 of the Series A Preferred Stock multiplied by 20,000 shares of Series A Preferred Stock) and (2) $1,200,000, which represents the purchase price of the Series C Preferred Stock when originally issued; divided by (y) the conversion price of $30.00. If the Board decides to cast the vote, it must vote all votes created by Amended COD in the same manner and proportion as votes cast by the holders of common stock and Series A Preferred Stock, voting as single class. The Series A Preferred Stock voting rights granted to the holders thereof relating to the Reverse Stock Split Proposal and the Adjournment Proposal expire automatically on July 31, 2023.

Except to the extent that the holders of at least a majority of the outstanding Series A Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of capital stock are junior in rank to all Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company will be subject to the rights, powers, preferences and privileges of the Series A Preferred Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Company will not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date or any other date requiring redemption or repayment of such shares of Junior Stock that is prior to the first anniversary from December 21, 2021. In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Stock will maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation will result inconsistent therewith.

The Series A Preferred Stock has a liquidation preference equal to an amount per Series A Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Warrants, which was sold concurrent with the Series A Preferred Stock) with respect to the outstanding portion of all Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the Conversion Amount of such Series A Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series A Preferred Stock into common stock immediately prior to the date of such payment, and will be entitled to convert into shares of common stock at an initial fixed conversion price of $30.00 per share, subject to a beneficial ownership limitation of 9.99%.

If certain defined “triggering events” defined in the Series A COD, as amended and restated and amended, occur, or our failure to convert the Series A Preferred Stock into common stock when a conversion right is exercised, failure to issue our common stock when the Exchange Warrant is exercised, failure to declare and pay to any holder any dividend on any dividend date, then we may be required to pay a dividend on the stated value on the Series A Preferred Stock in the amount of 18% per annum, but paid quarterly in cash, so long as the triggering event is continuing.

As a result of the Company’s delay in filing its periodic reports with the SEC in 2022, a “triggering event” under Section 5(a)(ii) of the Original Series A COD, occurred on or about April 29, 2022, and because of the delay the Company was obligated to pay (i) registration delay payments under the RRA, (ii) additional amounts under the Original Series A COD, and (iii) legal fees incurred in the preparation of the Forbearance Agreement and Waiver to 3i, LP in an aggregate amount of $538,823 which was paid pursuant to that certain Forbearance Agreement and Waiver with 3i, LP.

On June 6, 2023, 3i, LP and Company entered into the 3i Waiver Agreement pursuant to which 3i, LP (“3i Waiver Agreement”) agreed to waive certain rights granted under a Series A Preferred Stock securities purchase agreement dated December 20, 2021, the Exchange Agreement and the securities purchase agreement related to the April Offering in exchange for (i) amending the conversion price of the Series A Preferred Stock to equal the public offering price of the shares of common stock in July Offering if the public offering price of the shares of common stock in July Offering is lower than the then-current conversion price of the Series A Preferred Stock; (ii) participating in July Offering, at its option, under the same terms and conditions as other investors, of which proceeds from 3i, LP’s participation were agreed to be used to redeem a portion of shares of Series A Preferred Stock 3i, LP received from the Exchange Agreement; and (iii) (1) the repricing of the exercise price of the April 2023 Common Warrants to the exercise price of the common warrant offered in July Offering if the exercise price of the common warrant is lower than the then-current common warrants issued in the April Offering (the “April 2023 Common Warrant”) exercise price; and (2) extending the termination date of the April 2023 Common Warrants to the date of termination of the common warrants offered in July Offering.

On June 29, 2023, the Company entered into the June 2023 Purchase Agreement with 3i LP pursuant to which on June 30, 2023, 3i, LP purchased the 3i June Promissory Note for principal amount of $350,000. The terms of the 3i June Promissory Note provides that the outstanding obligations thereunder, including accrued interest will be paid in full at the Next Financing; provided, however, that if the gross proceeds from the financing are insufficient to settle the payment of the outstanding balance of the 3i June Promissory Note, together with all accrued interest thereon, in full, then the Company will instead be obligated to convert all of the unpaid principal balance of the note, together with all accrued interest thereon, into 486 shares of Series A Preferred Stock, In connection with the Purchase Agreement, the Company and 3i LP agreed to adjust the then conversion price of the Series A Preferred Stock to the Downward Adjustment to Conversion Price. Based on the closing price of the shares of common stock on June 28, 2023, the Downward Adjustment to Conversion Price is equal to $8.00 per share. In connection therewith, the Company filed the Second Certificate of Amendment to the Series A COD with the Delaware Secretary of State to amend the Series A COD to reflect the Downward Adjustment to Conversion Price.

Upon the consummation of the July Offering, pursuant to the 3i Waiver Agreement, the conversion price of the Series A Preferred Stock was further reduced to $4.50. On July 10, 2023, the Company filed the Third Amendment to effect the change to conversion price to $4.50.

Pursuant to the 3i Waiver Agreement upon the consummation of the July Offering, the conversion price of the Series A Preferred Stock was reduced to $4.50. On July 10, 2023, the Company filed a Third Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (“Third Amendment”) to effect the change to conversion price.

From the proceeds of the July Offering, on July 10, 2023, the Company redeemed (i) 4,630 shares of Series A Preferred Stock held by 3i, LP, for $5,000,400 in cash, and (ii) the 3i June Promissory Note for $350,886 in cash. Consequently, the 3i June Promissory Note was paid in full on July 10, 2023.

In connection with the Inducement Letter and the transactions contemplated therein, the Company and 3i, LP entered into the Waiver pursuant to which 3i, LP agreed to allow the filing of the Resale Registration Statement not otherwise permitted under certain agreements with 3i, LP. In consideration of entering in the Waiver, the Company agreed to amend the “Conversion Price” of the Series A Convertible Preferred Stock to equal $1.00 as soon as practicable. On September 22, 2023 the Company filed the Fourth Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $1.00. In addition, as a result of the Inducement Warrants, pursuant to the terms of the Exchange Warrant, in September 2023 the number of shares exercisable and the exercise price of the Exchange Warrant were adjusted to 9,452,667 shares of common stock and $1.00 per share, respectively.

Series B Preferred Stock

On November 22, 2022, the Board of Directors established the Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”). On November 22, 2022, we filed a Certificate of Designations setting forth the rights, preferences, privileges, and restrictions for 200,000 shares of Series B Preferred Stock. The holders of Series B Preferred Stock are not entitled to receive dividends of any kind. Each outstanding share of Series B Preferred Stock has 400 votes per share; The Series B Preferred Stock ranks senior to the common stock, but junior to the Series A Preferred Stock, as to any distribution of assets upon a liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily The Series B Preferred Stock shall rank senior to the common stock, but junior to the Series A Preferred Stock. All shares of Series B Preferred Stock that are not present in person or by proxy through the presence of such holder’s shares of common stock or Series A Preferred Stock, in person or by proxy, at any meeting of stockholders held to vote on the proposals relating to reverse stock split, the Share Increase Proposal and the adjournment proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) will be automatically be redeemed by the Company at the Initial Redemption Time without further action on the part of the Company or the holder thereof (the “Initial Redemption”). Any outstanding shares of Series B Preferred Stock that have not been redeemed pursuant to an Initial Redemption will be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Company’s stockholders of the Reverse Stock Split Proposal and the Share Increase Proposal at any meeting of stockholders held for the purpose of voting on such proposals. Each share of Series B Preferred Stock redeemed in any Redemption will be redeemed in consideration for the right to receive an amount equal to $0.01 in cash for each share of Series B Preferred Stock as of the applicable Redemption Time. Each share of Series B Preferred Stock has 400 votes per share and is entitled to vote with the common stock and Series A Preferred Stock, together as a single class, on the certain proposals. The power to vote, or not to vote, the shares of Series B Preferred Stock is vested solely and exclusively in the Board of Directors, or its authorized proxy. As of February 3, 2023, all shares of Series B preferred stock have redeemed, and none are issued and outstanding.

Series C Preferred Stock

On February 24, 2023, the Board of Directors established the Series C Preferred Stock, and on February 24, 2023, we filed a Certificate of Designations of Series C Preferred Stock (the “Series C Certificate of Designations”) setting forth the rights, preferences, privileges, and restrictions for 50,000 shares of Series C Preferred Stock, as amended on February 28, 2023. As a result of transactions pursuant to an April 20, 2023, Modification and Exchange Agreement, as amended on May 26, 2023 (the “Exchange Agreement”), with 3i, LP, there are no shares of Series C Preferred Stock issued and outstanding.

Dividends. Under the terms of the Series C Certificate of Designations, the holders of Series C Preferred Stock will be entitled to receive dividends, based on the stated value of $27.00 per share, at a rate of five percent (5%) per annum, which shall accrue and be compounded daily, commencing on the date of first issuance of any Series C Preferred Stock until the date that the Series C Preferred Stock is converted to common stock.

Voting Rights. The Series C Certificate of Designations provides that the Series C Preferred Stock will have no voting rights other than the exclusive right to vote with respect to the Share Increase Proposal (as defined in the Series C Certificate of Designations) and the Reverse Stock Split Proposal (as defined in the Series C Certificate of Designations) and shall not be entitled to vote on any other matter except to the extent required under the DGCL, and the right to cast 620 votes per share of Series C Preferred Stock on the Share Increase and Reverse Stock Split Proposals.

Liquidation. In addition, upon any liquidation, dissolution or winding-up of the Company, prior and in preference to the common stock, holders of Series C Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders an amount in cash equal to 105% of the aggregate stated value of $27.00 per share of all shares of Series C Preferred Stock held by such holder.

Conversion. The conversion price for the Series C Preferred Stock shall initially equal the lower of: (i) $6.37, which is the official closing price of the common stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Original Issuance Date; and (ii) the lower of: (x) the official closing price of the common stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Conversion Date or such other date of determination; and (y) the average of the official closing prices of the common stock on the Nasdaq Global Market (as reflected on Nasdaq.com) for the five (5) trading days immediately preceding the Conversion Date or such other date of determination, subject to adjustment herein. In no event shall the Series C Preferred Stock Conversion Price be less than $1.295 (the “Floor Price”). In the event that the Series C Preferred Stock Conversion Price on a Conversion Date would have been less than the applicable Floor Price if not for the immediately preceding sentence, then on any such Conversion Date the Company shall pay the Holder an amount in cash, to be delivered by wire transfer out of funds legally and immediately available therefor pursuant to wire instructions delivered to the Company by the Holder in writing, equal to the product obtained by multiplying (A) the higher of (I) the highest price that the common stock trades at on the Trading Day immediately preceding such Conversion Date and (II) the applicable Series C Preferred Stock Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of common stock delivered (or to be delivered) to the Holder on the applicable Share Delivery Date with respect to such conversion of Series C Preferred Stock from (II) the quotient obtained by dividing (x) the applicable Conversion Amount that the Holder has elected to be the subject of the applicable conversion of Series C Preferred Stock, by (y) the applicable Series C Preferred Stock Conversion Price without giving effect to clause (x) of such definition.

Redemption. Each holder of Series C Preferred Stock shall have the right to cause the Company to redeem in cash all or part of such holder’s shares of Series C Preferred Stock at a price per share equal to 110% of the stated value of $27.00 per share (i) after the earlier of (1) the receipt of Authorized Stockholder Approval (as defined in the Series C Certificate of Designations) and (2) the date that is 60 days following the original issue date and (ii) before the date that is 365 days after the original issue date. Upon receipt of a written notice to the Company by each holder (each, a “Redemption Notice”) setting forth the number of shares of Series C Preferred Stock that such holder wishes to redeem, the Company shall redeem such shares of Series C Preferred Stock in accordance with the Redemption Notice no later than 5 days after the date on which the Redemption Notice is delivered to the Company.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board of Directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to shareholders and any other factors our Board of Directors may consider relevant.

On November 22, 2022, the Board of Directors declared a dividend of Series B Preferred Stock to the stockholders of record of common stock and Series A Preferred Stock as of December 5, 2022. On December 5, 2022, each share of common stock outstanding received 0.016 of a share of Series B Preferred Stock and each share of Series A Preferred Stock outstanding received 1.744 shares of Series B Preferred Stock.

Pursuant to the terms of the respective Original Series A COD and Series C Certificate of Designations, the Company recorded a deemed dividend of 8% on the Series A Preferred Stock of $1,572,000 for the year ended December 31, 2022 and a deemed dividend of 5% on the Series C Preferred Stock of $4,000,000 for the quartered ended March 31, 2023. In the quarter ended June 30, 2023, the Company recorded a deemed dividend of $119,000 on the Series C Preferred Stock and a deemed dividend of $7,287,000 on the Series A Preferred Stock.

We have no current plans to pay cash dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. Because we will be a holding company and will have no direct operations, we will only be able to pay dividends from funds we receive from our operating subsidiaries. In addition, our ability to pay dividends may be limited by the agreements governing any indebtedness that we or our subsidiaries incur in the future.

Warrants

There is no established public trading market for the Exchange Warrant, pre-funded warrants and common warrants and we do not expect a market to develop. In addition, we do not intend to apply to list our warrants on any national securities exchange or other trading market.

PIPE Warrant and Exchange Warrant

Concurrently with the issuance of our Series A Preferred Stock, on December 20, 2021, we issued to 3i, LP a PIPE Warrant to purchase 1,443 shares of our common stock at an exercise price of $13,868.40 per share. In connection with the Exchange Agreement, on April 21, 2023, the PIPE Warrant was exchanged for the Exchange Warrant with the right to purchase 315,085 shares of our common stock at an exercise price of $30.00 per share, subject to adjustment upon closing of July Offering. Notwithstanding the foregoing changes, all other terms of the Exchange Warrant are substantially the same as the terms of the PIPE Warrant. Under the Exchange Agreement, subject to certain exceptions we agreed that so long as any holder of Series A Preferred Stock beneficially owns any shares of Series A Preferred Stock, the Company will not, without the prior written consent of certain holders of Series A Preferred Stock, issue any Series A Preferred Stock. The Company agreed that neither the Company nor any of its subsidiaries would issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” except for the April Offering (any such issuance, offer, sale, grant, disposition or announcement (whether occurring during certain restricted period or at any time thereafter).

Upon the closing of the July Offering, the number of shares exercisable under the Exchange Warrant and the exercise price was adjusted to 2,100,565 shares of common stock and $4.50 per share, respectively. Subsequently on July 26, 2023, pursuant to Section 2(e) of the Exchange Warrant, due to the event market price on the 16th day after the June Reverse Stock Split being less than the exercise price of the Exchange Warrant then in effect, the number of shares exercisable under such Warrant and the exercise price was further adjusted to 3,134,693 shares and $3.0155 per share, respectively. In addition, as a result of the Inducement Warrants, pursuant to the terms of the Exchange Warrant, in September 2023 the number of shares exercisable and the exercise price of the Exchange Warrant was adjusted to 9,452,667 shares of common stock and $1.00 per share, respectively.

The terms of the Exchange Warrant are as follows:

●	The Exchange Warrant has a term of three years and expire on December 20, 2024;

●	The exercise of the Exchange Warrant is subject to a beneficial ownership limitation of 9.99%;

●	The exercise price and the number of shares issuable upon the exercise of the Exchange Warrant are subject to adjustment, as follows:

●	In the event of a stock dividend, stock split or stock combination recapitalization or other similar transaction involving the Company’s common stock the exercise price will be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event;

●	If the Company sells or issues any shares of common stock, options, or convertible securities at an exercise price less than a price equal to the Exchange Warrant exercise price in effect immediately prior to such sale (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the exercise price then in effect shall be reduced to an amount equal to the new issuance price;

●	Simultaneously with any adjustment to the exercise price, the number of shares that may be purchased upon exercise of the Exchange Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate exercise price payable for the adjusted number of shares shall be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise) and;

●	Voluntary adjustment reducing the exercise price for the Company to any amount and for any period deemed appropriate by the Board of Directors of the Company with the prior written consent of the Required Holders.

In the event of either the Company consolidating or merging with or into another entity (the “Fundamental Transaction”), the sale or assignment of substantially all of the Company’s subsidiaries, or a Triggering Event (as defined in the Original Series A COD), the holder is entitled to require the Company to pay the holder an amount in cash equal to the Black-Scholes value of the Exchange Warrant on or prior to the later of the second trading after the date of request for payment and the date of consummation of the Fundamental Transaction; or at any time after the occurrence of the Triggering Event.

Common Warrants Issued in April Offering and July Offering

July 2023 Common Warrants

In connection with the July Offering, the Company issued the July 2023 Common Warrants. Subject to certain ownership limitations, the 2023 July Common Warrants are exercisable immediately from the date of issuance. The 2023 July Common Warrants have an exercise price of $4.50 per share and expire on the 5 year anniversary of the date of issuance, July 10, 2023, unless otherwise agreed upon by us and holder of the warrant. The exercise price of the 2023 July Common Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Company’s common stock. In the event of a fundamental transaction, as described in the 2023 July Common Warrants, each of the holders of the 2023 July Common Warrants will have the right to exercise its 2023 July Common Warrant and receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of shares of the Company’s common stock issuable upon the exercise of its 2023 July Common Warrant. Additionally, in the event of a fundamental transaction within the Company’s control, as described in the 2023 July Common Warrants, each holder of the 2023 July Common Warrants will have the right to require the Company to repurchase the unexercised portion of its 2023 July Common Warrant at its fair value using a variant of the Black Scholes option pricing formula. In the event of a fundamental transaction that is not within the Company’s control, each holder of the 2023 July Common Warrants will have the right to require the Company or a successor entity to redeem the unexercised portion of its 2023 July Common Warrant for the same consideration paid to the holders of the Company’s common stock in the fundamental transaction at the unexercised 2023 July Common Warrant’s fair value using a variant of the Black Scholes option pricing formula.

Pursuant to a securities purchase agreement entered into with certain investors in the April Offering (“April Investors”), we agreed that for a period of 90 days from the close of the April Offering, that we would not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or securities convertible or exercisable into common stock or file a registration statement with the SEC to register our securities, subject to certain exceptions. The investors to the securities purchase agreement in the April Offering have agreed to waive that provision and permit the offering of our common stock, pre-funded warrants and common warrants in exchange for (i) the repricing of the exercise price of the April 2023 Common Warrants to the exercise price of the common warrant offered in July Offering if the exercise price of the common warrant is lower than the then-current April 2023 Common Warrants exercise price; and (ii) extending the termination date of the April 2023 Common Warrants to the date of termination of the common warrants offered in July Offering. Concurrent with the close of the July Offering, the Company entered into an Amended and Restated common stock Purchase Warrant to memorialize the repricing of exercise price of the April 2023 Common Warrants to $4.50 and the extension of the termination of the April 2023 Common Warrants to July 10, 2028.

In connection with the Inducement Warrants, the exercise price of the July 2023 Common Warrants was further adjusted to $1.00 per share.

April 2023 Common Warrants

On April 21, 2023, we closed a public offering of 71,734 shares of our common stock and 71,734 common stock purchase warrants, each exercisable for one share of common stock, at a combined public offering price of $30.00, and 178,267 pre-funded warrants, each exercisable for one share of common stock, and 178,267 common stock purchase warrants at a combined public offering price of $30.00 less the $0.001 for the pre-funded warrants, for aggregate gross proceeds of approximately $7.5 million, before deducting placement agents fees and offering expenses payable by the Company (the “April Offering”). Such securities were sold pursuant to a securities purchase agreement with the purchaser signatory thereto or pursuant to the prospectus which was part of an effective registration statement on Form S-1 filed with the SEC. The pre-funded warrants and the common warrants were immediately separable and were issued separately in the April Offering. Pursuant to a securities purchase agreement entered into with certain investors in the April Offering, we agreed that for a period of 90 days from the close of the April Offering, that we would not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or securities convertible or exercisable into common stock or file a registration statement with the SEC to register our securities, subject to certain exceptions. In addition, we agreed that for a period of six (6) month anniversary of the April Offering closing date, we would not effect or enter into an agreement to effect any issuance by us shares of common stock or Common Stock Equivalents (as defined in the securities purchase agreement) involving a Variable Rate Transaction (the “April Restrictive Provisions”). “Variable Rate Transaction” means a transaction in which we (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for shares of common stock or (ii) enter into, or effect a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby we may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled.

As of the date of this prospectus, there are no pre-funded warrants outstanding from the April Offering. In connection with the April Offering, the Company issued the April 2023 Common Warrants. Subject to certain ownership limitations, the April 2023 Common Warrants are exercisable immediately from the date of issuance. The April 2023 Common Warrants have an exercise price of $34.00 per share and expire on the 5 year anniversary of the date of issuance, April 21, 2023, unless otherwise agreed upon by us and holder of the warrant. The exercise price of the April 2023 Common Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Company’s common stock. In the event of a fundamental transaction, as described in the April 2023 Common Warrants, each of the holders of the April 2023 Common Warrants will have the right to exercise its April 2023 Common Warrant and receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of shares of the Company’s common stock issuable upon the exercise of its April 2023 Common Warrant. Additionally, in the event of a fundamental transaction within the Company’s control, as described in the April 2023 Common Warrants, each holder of the April 2023 Common Warrants will have the right to require the Company to repurchase the unexercised portion of its April 2023 Common Warrant at its fair value using a variant of the Black Scholes option pricing formula. In the event of a fundamental transaction that is not within the Company’s control, each holder of the April 2023 Common Warrants will have the right to require the Company or a successor entity to redeem the unexercised portion of its April 2023 Common Warrant for the same consideration paid to the holders of the Company’s common stock in the fundamental transaction at the unexercised April 2023 Common Warrant’s fair value using a variant of the Black Scholes option pricing formula.

Pursuant to a securities purchase agreement entered into with certain investors in the April Offering, we agreed that for a period of 90 days from the close of the April Offering, that we would not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or securities convertible or exercisable into common stock or file a registration statement with the SEC to register our securities, subject to certain exceptions. The investors to the securities purchase agreement in the April Offering have agreed to waive that provision and permit the offering of our common stock, pre-funded warrants and common warrants in exchange for (i) the repricing of the exercise price of the April 2023 Common Warrant to the exercise price of the common warrant offered in July Offering if the exercise price of the common warrant is lower than the then-current April 2023 Common Warrant exercise price; and (ii) extending the termination date of the April 2023 Common Warrant to the date of termination of the common warrants offered in July Offering. Concurrent with the close of the July Offering, the Company entered into an Amended and Restated Common Stock Purchase Warrant to memorialize the repricing of exercise price of the April 2023 Common Warrant to $4.50 and the extension of the termination of the April 2023 Common Warrant to July 10, 2028.

In connection with the Inducement Warrants, the exercise price of the April 2023 Common Warrants was further adjusted to $1.00 per share.

General Terms of Common Warrants

The following summary of certain terms and provisions of common warrants.

Exercisability. The common warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. No fractional shares of common stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrants.

Transferability. Subject to applicable laws, common warrants in physical form may be transferred upon surrender of the common warrant together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the common warrants, and we do not expect a market to develop. In addition, we do not intend to list the common warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the common warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the form of common warrant, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holder of the common warrant will have the right to require us or the successor entity to purchase the remaining unexercised portion of the common warrant in cash in an amount equal to a Black Scholes Value as defined in the common warrant.

Inducement Warrants

In September 2023, we entered into the Inducement Letter dated September 14, with each of Armistice Capital Master Fund Ltd. and Sabby Volatility Warrant Master Fund, Ltd., or the September Investors, who were the holders of Existing Warrants from the April Offering and the July Offering. Pursuant to the Inducement Letter, the September Investors agreed to exercise for cash their respective Existing Warrants to purchase an aggregate of up to 2,438,889 shares of the Company’s common stock, or the Existing Warrant Shares, at a reduced exercise price of $1.00 per share, in consideration for the Company’s agreement to issue a new unregistered common stock purchase warrant to purchase up to a number of shares of common stock equal to 200% of the number of Existing Warrant Shares issued, or the Inducement Warrants, pursuant to each Existing Warrant exercise, or the Inducement Warrant Shares, exercisable for five (5) and six (6) months years from the issue date, at an exercise price of $1.00, subject to adjustment. Upon execution of the Inducement Letter by each of the September Investors Company issued the Inducement Warrants to the September Investors pursuant to a private placement.

We also agreed to file a registration statement on Form S-3 (or other appropriate form if we are not then Form S-3 eligible) providing for the resale of the Inducement Warrant Shares issuable upon the exercise of the Inducement Warrants, or the Resale Registration Statement, on or before October 15, 2023, and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within 90 days following the date of the issuance of the Inducement Warrants and to keep the Resale Registration Statement effective at all times until no holder of the Inducement Warrants owns any Inducement Warrants or Inducement Warrant Shares. The Resale Registration Statement for the resale of up to 4,877,778 shares of common stock was filed with the SEC on October 10, 2023.

We also granted liquidated damages to the September Investors in the event that we fail to (i) provide current public information required under Rule 144(c), or a Public Information Failure or (ii) obtain Stockholder Approval, if required, as defined in the letter agreement, or Stockholder Approval Failure, and the September Investors are unable to sell their Inducement Warrant Shares. In either event, or both events, we will be required to pay the September Investors an amount in cash equal to one and one-half percent (1.5%) of the aggregate exercise price of the Inducement Warrants held by the Holder on the day of a Public Information Failure and/or Stockholder Approval Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty (30) days) thereafter until the Public Information Failure and Stockholder Approval Failure are cured).

In addition, under the terms of the Inducement Letter and the Securities Purchase Agreement relating to the July Offering, until January 10, 2024, the Company is prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of common stock or common stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for shares of common stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Company may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

Annual Stockholder Meetings

Our bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our shareholders will have appraisal rights in connection with a reorganization or consolidation we may undertake in the future. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such reorganization or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Shareholders’ Derivative Actions

Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Anti-Takeover Provisions

Our Certificate of Incorporation and our by-laws could make it more difficult for a third-party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue shares of preferred stock, which may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third-party and thereby preserve control by the present management.

Provisions of our Certificate of Incorporation, by-laws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and bylaws and Delaware law, as applicable, among other things:

●	provide for a classified board of directors;

●	provide the board of directors with the ability to alter the by-laws without stockholder approval;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

Exclusive Forum

Our Certificate of Incorporation provides that unless we consent to the selection of an alternative forum, any (1) derivative action or proceeding brought on our behalf, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to us or our shareholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or Certificate of Incorporation or bylaws or (4) action asserting a claim governed by the internal affairs doctrine or otherwise related to our internal affairs shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. In addition, the provisions described above will not apply to suits brought to enforce a duty or liability arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We intend for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act where the state courts have concurrent jurisdiction and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and the rights of our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Certificate of Incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royal Street, Canton, MA 02021.

Exchange Listing

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “ALLR.”

Description of Warrants

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants, as well as any warrant agreement that contains the terms of the warrants. We urge you to read the applicable prospectus supplements related to the warrants that we may sell under this prospectus, as well as the complete warrant agreements that will contain the terms of any warrants.

We may issue warrants to purchase shares of our common stock or preferred stock. Such warrants may be issued in one or more series, independently or together with shares of common stock or preferred stock or other equity or debt securities and may be attached or separate from such securities. The warrants may also be in the form of pre-funded warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We may issue warrants directly or under a separate warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of warrants.

The applicable prospectus supplement and the applicable warrant agreement will describe the particular terms of any series of warrants we may issue, including the following:

●	the title of such warrants;

●	the aggregate number of such warrants offered;

●	the price or prices at which such warrants will be issued;
●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

●	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

●	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

●	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

●	whether such warrants will be issued in registered form or bearer form;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	the terms of the securities issuable upon exercise of the warrants;

●	the anti-dilution provisions of the warrants, if any;

●	any redemption or call provisions;

●	if applicable, a discussion of certain federal United States income tax considerations; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent, if any, may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive distributions or dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Description of Debt Securities

General

We may issue debt securities which may or may not be converted into common stock or preferred stock. We may issue the debt securities independently or together with any underlying securities, and warrants may be attached or separate from the underlying securities. We may also issue a series of debt securities under a separate indenture agreement to be entered into between us and an indenture agent. Such indenture agreement, if any, will not be qualified with the SEC pursuant to an exemption. The indenture agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. In no case shall the amount of the debt securities exceed $10,000,000 in the aggregate.

In connection with the issuance of any debt securities, we do not intend to issue them pursuant to a trust indenture. However, if a trust indenture is requested by a placement agent, underwriter or broker-dealer as a condition of the financing, we will provide and enter into a trust indenture unless we are required to register such trust indenture under the Trust Indenture Act of 1939 (“Trust Indenture Act”) in which case we will pass on the financing under this registration statement. Any trust indenture that we may enter into will be exempt from registration under Section 304(a)(9) of the Trust Indenture Act and Rule 4a-3 promulgated thereunder, which provides for an exemption for debt securities in which the aggregate principal amount of outstanding will not exceed $10,000,000 in the aggregate during a 36-month period. We will not issue debt securities, if any, pursuant to a trust indenture that will exceed $10,000,000 in the aggregate at any one time during a 36-month period. If a trust indenture is entered into, we will file the indenture as an exhibit on Form 8-K before making any offer of debt securities.

The following description is a summary of selected provisions relating to the debt securities that we may issue. The summary is not complete. When debt securities are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of debt securities in the applicable prospectus supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific debt securities document or agreement. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of warrants. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” above for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of debt securities, we mean all debt securities issued as part of the same series under the applicable indenture.

Terms

The applicable prospectus supplement, information incorporated by reference or free writing prospectus, may describe the terms of any debt securities that we may offer, including, but not limited to, the following:

●	The title of the debt securities;

●	The total amount of the debt securities;

●	The amount or amounts of the debt securities will be issued and interest rate;

●	The conversion price at which the debt securities may be converted;

●	The date on which the right to exercise the debt securities will commence and the date on which the right will expire;

●	If applicable, the minimum or maximum amount of debt securities that may be exercised at any one time;

●	If applicable, the designation and terms of the underlying securities with which the debt securities are issued and the amount of debt securities issued with each underlying security;

●	If applicable, a discussion of material United States federal income tax consideration;

●	If applicable, the terms of the payoff of the debt securities;

●	The identity of the indenture agent, if any;

●	The procedures and conditions relating to the exercise of the debt securities; and

●	Any other terms of the debt securities, including terms, procedure and limitation relating to the exchange or exercise of the debt securities.

Form, Exchange and Transfer

We may issue the debt securities in registered form or bearer form. Debt securities issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the debt securities represented by the global security. Those investors who own beneficial interests in global debt securities will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any debt securities are issued in non-global form, debt securities certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference or free writing prospectus.

Prior to the exercise of their debt securities, holders of debt securities exercisable for shares of debt securities will not have any rights of holders of common stock or preferred stock, and will not be entitled to dividend payments, if any, or voting rights of the common stock or preferred stock.

Conversion of Debt Securities

A debt security may entitle the holder to purchase, in exchange for the extinguishment of debt, an amount of securities at an exercise price that will be stated in the debt security. Debt securities may be converted at any time up to the close of business on the expiration date set forth in the terms of such debt security. After the close of business on the expiration date, debt securities not exercised will be paid in accordance with their terms.

Debt securities may be converted as set forth in the applicable offering material. Upon receipt of a notice of conversion properly completed and duly executed at the corporate trust office of the indenture agent, if any, or to us, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the debt security represented by such security is converted, a new debt security will be issued for the remaining debt security.

Description of Units

The following is a general description of the terms of the units we may offer from time to time. Particular terms of the units will be described in the applicable unit agreements and the applicable prospectus supplement for the units. We urge you to read the applicable prospectus supplements related to the units that we may sell under this prospectus, as well as the complete unit agreements that will contain the terms of any units.

We may issue units comprised of common stock, preferred stock, warrants, debt securities or any combination thereof. Units may be issued in one or more series, independently or together with common stock, preferred stock, warrants or debt securities, or the units may be attached to or separate from such securities. We may issue units directly or under a unit agreement to be entered into between us and a unit agent. We will name any unit agent in the applicable prospectus supplement. Any unit agent will act solely as our agent in connection with the units of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date. We may issue units in such amounts and in such numerous distinct series as we determine.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including, without limitation:

●	Through agents;

●	To or through underwriters;

●	Through broker-dealers (acting as agent or principal);

●	Directly by us to purchasers (including our affiliates and shareholders), through a specific bidding or auction process, a rights offering, or other method;

●	Through a combination of any such methods of sale; or

●	Through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

●	Block transactions (which may involve crosses) and transactions on the Nasdaq Capital Market or any other organized market where the securities may be traded;

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

●	Ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	Sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

●	Sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash, extinguishment of debt or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. This prospectus, the applicable prospectus supplement and any applicable free writing prospectus will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, or an underwriter, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries or affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities.

These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

If more than ten percent (10%) of the net proceeds of any offering of securities made under this prospectus will be received by Financial Industry Regulatory Authority (“FINRA”) members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 5110(h).

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of securities offered hereby has been passed upon for us by Lewis Brisbois Bisgaard & Smith LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Allarity Therapeutics, Inc. appearing in our Annual Report on Form 10-K for the years ended December 31, 2022 and 2021, have been included herein by reference in reliance on the report of Wolf & Company, P.C., independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

CHANGE IN REGISTERED PUBLIC ACCOUNTING FIRMS

Current Auditor

On September 9, 2022, our Audit Committee approved the engagement of Wolf & Company, P.C. (“Wolf”) as our independent registered public accounting firm for the fiscal year ended December 31, 2022. Subsequently, our Board of Directors approved the engagement of Wolf as our independent registered public accounting firm for the fiscal year ended December 31, 2021. During the two most recent fiscal years ended December 31, 2021 and December 31, 2022 and through the subsequent interim period to September 9, 2023, neither the Company, nor anyone on its behalf, consulted with Wolf regarding any accounting or auditing issues involving the Company, including (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Former Auditor

On August 8, 2022, our former independent registered public accounting firm, Marcum LLP (“Marcum”) notified us in writing that our client-auditor relationship had ceased to be effective as of August 5, 2022. Marcum’s reports on the financial statements for the year ended December 31, 2021, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles but it included an explanatory paragraph concerning the uncertainty of the Company’s ability to continue as a going concern.

In our Form 8-K filed with the SEC on August 12, 2022, we reported that during the fiscal year ended December 31, 2021, and subsequent interim period preceding Marcum’s resignation on August 5, 2022, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. Additionally, during this time period, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed in our Form 10-K for the year ended December 31, 2021, and Form 10-Q for the quarterly period ended March 31, 2022, we identified material weaknesses in our internal controls over financial reporting because we did not have a formal process for period end financial closing and reporting, we historically had insufficient resources to conduct an effective monitoring and oversight function independent from our operations and we lacked accounting resources and personnel to properly account for accounting transactions such as the issuance of warrants with a derivative liability component.

On August 12, 2022, we provided Marcum with a copy of the disclosures that we were making in response to Item 4.01 on the Form 8-K and requested that Marcum furnish us with a letter addressed to the SEC stating whether it agrees with our statements contained in the Form 8-K and, if not, stating the respects in which it does not agree.

On August 23, 2022, Marcum provided a letter regarding our disclosure contained in our Form 8-K filed on August 12, 2022, which agreed with our statements made in the third sentence of the preceding paragraph regarding the existence of material weaknesses in our internal control over financial reporting; however, Marcum disagreed regarding the description of such material weaknesses. Marcum indicated that the material weaknesses as disclosed in our Form 10-K for the year ended December 31, 2021, and Form 10-Q for the quarterly period ended March 31, 2022, were as follows: (i) a lack of accounting resources required to fulfill US GAAP and SEC reporting requirements; (ii) a lack of comprehensive US GAAP accounting policies and financial reporting procedures; (iii) lack of adequate procedures and controls to appropriately account for accounting transactions including liability and the valuation allowance on the deferred tax asset relating to the net operating losses; and (iv) a lack of segregation of duties given the size of the finance and accounting team. In addition, Marcum stated that our disclosure did not include any reference to its resignation because of the impairment of its independence. Finally, Marcum indicated that our disclosure did not provide disclosure of a reportable event under Item 304(a)(1)(v)(C) of Regulation S-K, as Marcum indicated that information had come to its attention during the time period covered by Item 304(a)(1)(iv) of Regulation S-K, that if further investigated may have caused Marcum to be unwilling to rely on management’s representations or be associated with our financial statements; however, due to the Marcum’s resignation as a result of the impairment of its independence, Marcum did not conduct such further investigation.

With regards to Marcum’s August 23, 2022, letter as it relates to material weaknesses in our internal controls over financial reporting, we believe that we have provided the information required under Item 304(a)(1)(v)(A) in the Form 8-K. With regards Marcum’s statement in its August 23, 2022, letter regarding management’s representations, we respectfully disagree that there were events that occurred that rose to a level that would have impaired independence, or there was information, if further investigated, would require disclosure under Item 304(a)(1)(v)(C). Prior to its resignation, Marcum did not inform the Audit Committee of the information stated in their letter and if they had done so, we believe that we would have addressed any issues Marcum would have raised with the Audit Committee to the satisfaction of Marcum. A copy of Marcum’s letter to the SEC required by Item 304(a) of Regulation S-K is included as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at website of the SEC referred to above.

We also maintain a website at www.allarity.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing us at the Company address provided below in section titled “Incorporation of Certain Information by Reference.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. The documents we are incorporating by reference into this prospectus are:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 13, 2023;

●	Quarterly Report on Form 10-Q for the period ended March 31, 2023, filed with the SEC on May 11, 2023, Form 10-Q for the period ended June 30, 2023, filed with the SEC on August 14, 2023; and Form 10-Q filed for the period ended September 30, 2023, filed with the SEC on November 14, 2023;

●	Current Reports on Form 8-K filed with the SEC on November 17, 2023; November 13, 2023; October 30, 2023; September 27, 2023; September 15, 2023; August 11, 2023; July 27, 2023; July 17, 2023; July 11, 2023; July 6, 2023; July 5, 2023; June 30, 2023; June 28, 2023; June 23, 2023; June 20, 2023; June 1, 2023; May 26, 2023; May 2, 2023; April 25, 2023; April 12, 2023; March 24, 2023; March 20, 2023 (related to amendment to certificate of incorporation and votes at Special Meeting); February 28, 2023; February 10, 2023; February 6, 2023; January 23, 2023; January 20, 2023; January 19, 2023 and January 18, 2023;

●	Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 6, 2023; and

●	The description of our common stock contained Exhibit 4(vi) to our Annual Report on Form 10-K filed with the SEC on March 13, 2023, including any amendments thereto or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC), are deemed to be incorporated by reference into, and to be a part of, this prospectus. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any Current Report on Form 8-K that has been or may, from time to time, be furnished to the SEC to be incorporated into or otherwise become a part of this prospectus.

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Requests for such copies should be directed to:

Allarity Therapeutics, Inc.

24 School Street, 2nd Floor

Boston, MA 02108

You should rely only on information contained in, or incorporated by reference into, this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information that is different. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Up to $947,000

Allarity Therapeutics, Inc.

Shares of Common Stock

Prospectus Supplement

March 19, 2024